Exhibit 10.43

Published CUSIP Number: 14745GAD7

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of April 28, 2005

among

CASELLA WASTE SYSTEMS, INC.

and its Subsidiaries

(other than Excluded Subsidiaries and the Non-Borrower Subsidiaries)

as the Borrowers,

BANK OF AMERICA, N.A.
as Administrative Agent, Swing Line Lender
and
L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC

as Sole Lead Arranger and Sole Book Manager

CITIZENS BANK

as Syndication Agent

and

SOVEREIGN BANK

WACHOVIA BANK

and

CALYON NEW YORK BRANCH

as Co-Documentation Agents

TABLE OF CONTENTS

Section

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms.
1.02	Other Interpretive Provisions.
1.03	Accounting Terms.
1.04	Rounding.
1.05	Times of Day.
1.06	Letter of Credit Amounts.

ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS
2.01	Committed Loans.
2.02	Borrowings, Conversions and Continuations of Loans.
2.03	Letters of Credit.
2.04	Swing Line Loans.
2.05	Prepayments.
2.06	Termination or Reduction of Commitments.
2.07	Repayment of Loans.
2.08	Interest.
2.09	Fees.
2.10	Computation of Interest and Fees.
2.11	Evidence of Debt.
2.12	Payments Generally; Administrative Agent’s Clawback.
2.13	Sharing of Payments by Lenders.
2.14	Increase in Commitments; Term B Loan.
2.15	Currency of Account.

ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes.
3.02	Illegality.
3.03	Inability to Determine Rates.
3.04	Increased Costs.
3.05	Compensation for Losses.
3.06	Mitigation Obligations; Replacement of Lenders.
3.07	Survival.

ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01	Conditions of Initial Credit Extension.
4.02	Conditions to all Credit Extensions.

ARTICLE V.	REPRESENTATIONS AND WARRANTIES
5.01	Corporate Authority.
5.02	Governmental Approvals.
5.03	Title to Properties; Leases.
5.04	Use of Proceeds.
5.05	Financial Statements; Solvency.
5.06	No Material Changes, Etc.
5.07	Permits, Franchises, Patents, Copyrights, Etc.

i

5.08	Litigation.
5.09	No Materially Adverse Contracts, Etc.
5.10	Compliance With Other Instruments, Laws, Etc.
5.11	Tax Status.
5.12	Employee Benefit Plans.
5.13	Subsidiaries; Equity Interests; Capitalization.
5.14	Holding Company and Investment Company Act.
5.15	Absence of Financing Statements, Etc.
5.16	Environmental Compliance.
5.17	Perfection of Security Interests.
5.18	Certain Transactions.
5.19	True Copies of Charter and Other Documents.
5.20	Disclosure.
5.21	Guarantees of Excluded Subsidiaries.
5.22	Obligations Constitute Senior Debt.

ARTICLE VI.	AFFIRMATIVE COVENANTS
6.01	Punctual Payment.
6.02	Maintenance of Office.
6.03	Records and Accounts.
6.04	Financial Statements, Certificates and Information.
6.05	Legal Existence and Conduct of Business.
6.06	Maintenance of Properties.
6.07	Maintenance of Insurance.
6.08	Taxes.
6.09	Inspection of Properties, Books and Contracts.
6.10	Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits.
6.11	Environmental Indemnification.
6.12	Further Assurances.
6.13	Notice of Potential Claims or Litigation.
6.14	Notice of Certain Events Concerning Insurance and Environmental Claims.
6.15	Notice of Default.
6.16	Closure and Post Closure Liabilities.
6.17	Subsidiaries.
6.18	Interest Rate Protection.
6.19	Additional Borrowers.

ARTICLE VII.	NEGATIVE COVENANTS
7.01	Liens.
7.02	Investments.
7.03	Indebtedness.
7.04	Mergers; Consolidation; Sales.
7.05	Reserved.
7.06	Restricted Payments.
7.07	Change in Nature of Business.
7.08	Transactions with Affiliates.
7.09	Burdensome Agreements; Negative Pledges.
7.10	Use of Proceeds.
7.11	Financial Covenants.
7.12	Sale and Leaseback.
7.13	No Other Senior Debt.

7.14	Actions Otherwise Prohibited By Subordinated Debt.
7.15	Employee Benefit Plans.
7.16	Prepayments of Certain Obligations; Modifications of Subordinated Debt.
7.17	Upstream Limitations.

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default.
8.02	Remedies Upon Event of Default.
8.03	Application of Funds.

ARTICLE IX.	ADMINISTRATIVE AGENT
9.01	Appointment and Authority.
9.02	Rights as a Lender.
9.03	Exculpatory Provisions.
9.04	Reliance by Administrative Agent.
9.05	Delegation of Duties.
9.06	Resignation of Administrative Agent.
9.07	Non-Reliance on Administrative Agent and Other Lenders.
9.08	No Other Duties, Etc.
9.09	Administrative Agent May File Proofs of Claim.
9.10	Collateral Matters.

ARTICLE X.	MISCELLANEOUS
10.01	Amendments, Etc.
10.02	Notices; Effectiveness; Electronic Communication.
10.03	No Waiver; Cumulative Remedies.
10.04	Expenses; Indemnity; Damage Waiver.
10.05	Payments Set Aside.
10.06	Successors and Assigns.
10.07	Treatment of Certain Information; Confidentiality.
10.08	Right of Setoff.
10.09	Interest Rate Limitation.
10.10	Counterparts; Integration; Effectiveness.
10.11	Survival of Representations and Warranties.
10.12	Concerning Joint and Several Liability of the Borrowers
10.13	Severability.
10.14	Replacement of Lenders.
10.15	Collateral Security.
10.16	Existing Credit Agreement Superseded
10.17	Governing Law; Jurisdiction; Etc.
10.18	Waiver of Jury Trial.
10.19	USA PATRIOT Act Notice.

SIGNATURES

SCHEDULES

1	Borrowers
2.01	Commitments and Applicable Percentages
5.08	Litigation
5.13(a)	Subsidiaries; Equity Interests; Capitalization
5.13(b)	Series A Holders
5.13(c)	Options
5.16	Environmental Compliance
5.18	Certain Transactions
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS
Form of

A	Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Subordination Agreement
G	Joinder Agreement
H	Instrument of Accession
I	Existing Letters of Credit
J	Perfection Certificate

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of April 28, 2005 by and among CASELLA WASTE SYSTEMS INC., a Delaware corporation (the “Parent”), its Subsidiaries (other than the Excluded Subsidiaries and the Non-Borrower Subsidiaries) listed on Schedule 1 hereto (the Parent and such Subsidiaries herein collectively referred to as the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

WHEREAS, the Borrowers, Fleet National Bank as the Administrative Agent and certain lending institutions are parties to that certain Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of January 24, 2003 (as amended, the “Existing Credit Agreement”), pursuant to which the lenders thereunder have made loans and other extensions of credit (the “Existing Loans”) to the Borrowers;

WHEREAS, the Borrowers have requested, among other things, that the Lenders amend and restate the Existing Credit Agreement, and the Lenders are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree that on the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, the terms of which are as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.   As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceding Lender” has the meaning set forth in Section 2.14 hereof.

“Accountants”  has the meaning set forth in Section 5.05(a) hereof.

“Acquired Business” means a business acquired by any Borrower, whether through asset or stock purchases, merger, consolidation or otherwise, during the period reported in the most recent financial statements delivered to the Lenders pursuant to Section 6.04 hereof.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of the Lenders, as in effect from time to time, which amount shall initially equal $350,000,000, as such amount may be reduced or increased pursuant to the terms hereof.

“Agreement” means this Amended and Restated Credit Agreement.

“Applicable Laws” has the meaning set forth in Section 6.10.

“Applicable Percentage” means, as the context requires, with respect to any Lender as of any date, such Lender’s portion of and participating interest in, calculated as a percentage (carried out to the ninth decimal place), of either (a) the sum of (i) the outstanding principal amount of all Committed Loans on such date, plus (ii) the aggregate principal amount of all Swing Line Loans on such date, plus (iii) all L/C Obligations on such date (collectively, the “Revolving Percentage”), or (b) if applicable, the outstanding principal amount of the Term B Loan (the “Term B Loan Percentage”).  If the Commitment of any Lender to make Committed Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Revolving Percentage of each Lender shall be determined based on the Revolving Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or Instrument of Accession, as the case may be, pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Ratio of Consolidated Total Funded Debt to Consolidated EBITDA as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.04(c):

Applicable Rate

Level	Ratio of Consolidated Total Funded Debt to Consolidated EBITDA	Base Rate Loans	Eurodollar Rate Loans	Commitment Fee

I	Less than 2.75:1.0	0.00%	1.50%	0.375%

II	Greater than or equal to 2.75:1.0 and less than 3.25:1.0	0.00%	1.75%	0.375%

III	Greater than or equal to 3.25:1.0 and less than 3.75:1.0	0.25%	2.00%	0.500%

IV	Greater than or equal to 3.75:1.0 and less than 4.25:1.0	0.50%	2.25%	0.500%

V	Greater than or equal to 4.25:1.0	0.50%	2.50%	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the ratio of Consolidated Total Funded Debt to Consolidated EBITDA shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.04(c); provided, however, that if a Compliance Certificate is not delivered within ten (10) days after the time periods specified in such Section, then Pricing Level V shall apply as of the first Business Day thereafter, subject to prospective adjustment upon actual receipt of such Compliance Certificate.  The Applicable Rate in effect from the Closing Date through the First Business Day after receipt of the first Compliance Certificate required to be delivered after the Closing Date shall be Pricing Level III.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any obligations under Synthetic Leases, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Leases.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended April 30, 2004, and the related consolidated statements of operations and cash flows for such fiscal year, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments in full pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Balance Sheet Date” means April 30, 2004.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Amount” has the meaning specified in Section 10.12(f) hereto.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowers Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing, a Swing Line Borrowing, or the Term B Loan Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Assets” means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

“Capital Expenditures” means amounts paid or Indebtedness incurred by any Person in connection with (a) the purchase or lease by such Person of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (b) the lease of any assets by such Person as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease; provided that solely for purposes of this definition of Capital Expenditures, Capital Assets shall not include (a) landfill operating and management leases (even if required to be capitalized under GAAP), and (b) any item obtained through a Permitted Acquisition.

“Capitalized Leases” means leases under which any Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cellulose Joint Venture” means the joint venture between U.S. Fiber and Greenstone Industries, Inc. with respect to the cellulose fibers business, including the manufacturing, marketing and selling of insulation and other cellulose-based products.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the property, rights and interests of the Borrowers that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a Borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by the Lenders pursuant to Section 2.01 or Section 2.14.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Amendment” has the meaning set forth in Section 2.14 hereof.

“Consolidated Adjusted Net Income” means, for any period, Consolidated Net Income (or Loss) plus, to the extent deducted and without duplication, (a) adjustments for non-cash, non-recurring charges related to losses from asset impairment charges or resulting from sales of the Specified Entities or their assets up to an aggregate amount of $15,000,000, (b) the non-recurring, non-cash write-off of debt issuance expenses related to the refinancing of Indebtedness under the Existing Credit Agreement, such write-off not to exceed $4,000,000; and (c) charges incurred by the Borrowers in connection with unsuccessful landfill developments up to an aggregate of $3,000,000.

“Consolidated EBITDA”  means, for any period, Consolidated Adjusted Net Income plus, to the extent that such charge was deducted in determining Consolidated Adjusted Net Income in the relevant period and without duplication, (a) interest expense for such period; (b) income taxes for such period; (c) amortization expense for such period; and (d) depreciation expense for such period.  For all purposes other than calculating the financial covenant set forth in Section 7.11(a) hereof, the Borrowers may include in Consolidated EBITDA the EBITDA for the prior twelve (12) months of companies acquired by the Borrowers during the respective reporting period (without duplication with respect to the adjustments set forth above) only if (A) the financial statements of such Acquired Business or New Subsidiary have been audited, for the period sought to be included, by an independent accounting firm satisfactory to the Administrative Agent, or (B) the Administrative Agent consents to such inclusion after being furnished with other acceptable financial statements. Furthermore, EBITDA may be further adjusted (other than when calculating the financial covenant set forth in Section 7.11(a) hereof) to add-back non-recurring private company expenses which are discontinued upon such acquisition (such as owner’s compensation), as approved by the Administrative Agent.  Simultaneously with the delivery of the financial statements referred to in (A) and (B) above, a Responsible Officer of the Borrowers shall deliver to the Administrative Agent a Compliance Certificate and appropriate documentation certifying the historical operating results, adjustments and balance sheet of the Acquired Business.

“Consolidated Net Income (or Loss)” means the consolidated net income (or loss) of the Parent and its Subsidiaries after deduction of all expenses, taxes, and other proper charges determined in accordance with GAAP, less, to the extent included therein, (i) gains from extraordinary items, (ii) any income from discontinued operations, and (iii) income attributable to any Investment in any Excluded Subsidiaries; provided, however, that consolidated net income shall not be reduced pursuant to this clause (iii) by actual cash dividends or distributions received from any Excluded Subsidiary.

“Consolidated Net Worth” means the excess of Consolidated Total Assets over Consolidated Total Liabilities plus, without duplication, the liquidation value of the issued and outstanding Series A Preferred Stock less, to the extent otherwise includable in the computations of Consolidated Net Worth, any subscriptions receivable; provided that, commencing on the first day of the second fiscal quarter of the Borrowers commencing on or about August 1, 2006, the liquidation value of the issued and outstanding Series A Preferred Stock shall not be included in the calculation of Consolidated Net Worth.

“Consolidated Senior Funded Debt” means, at any time of determination, (a) Consolidated Total Funded Debt minus (b) Subordinated Debt outstanding as of such date plus (c) any and all scheduled principal payments in respect of Seller Subordinated Debt that will become due and payable during the next successive period of four fiscal quarters.

“Consolidated Total Assets” means the sum of all assets (“consolidated balance sheet assets”) of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, exclusive, without duplication, of Equity Interests in and the assets of the Excluded Subsidiaries.

“Consolidated Total Funded Debt” means, at any time of determination with respect to the Borrowers, collectively, without duplication, whether classified as Indebtedness or otherwise on the consolidated balance sheet of the Borrowers, (a) the aggregate amount of Indebtedness for (i) borrowed money or credit obtained or other similar monetary obligations, direct or indirect, (including any unpaid reimbursement obligations with respect to letters of credit, but excluding any contingent obligations with respect to letters of credit outstanding), (ii) all obligations evidenced by notes, bonds, debentures or other similar debt instruments (other than Performance Bonds), (iii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and holdbacks), (iv) all obligations, liabilities and Indebtedness under Capitalized Leases and Synthetic Leases which correspond to principal, including, without limitation, Indebtedness with respect to capitalization of landfill operating contract obligations, to the extent capitalized under GAAP, plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the any of the Borrowers, plus (c) commencing on the first day of the second fiscal quarter of the Borrowers commencing on or about August 1, 2006, the liquidation value of the Series A Preferred Stock.

“Consolidated Total Interest Expense” means, for any period, the aggregate amount of interest expense required to be paid or accrued by the Borrowers during such period on all Indebtedness of the Borrowers outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, balance deficiency fees and similar fees or expenses for such period in connection with the borrowing of money, but excluding therefrom (a) the non-cash amortization of debt issuance costs and (b) the write-off of deferred financing fees and charges in connection with the repayment of any Indebtedness and in connection with the Existing Credit Agreement, in each case, that are classified as interest under GAAP.

“Consolidated Total Liabilities” means all liabilities of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, exclusive of the liabilities of the Excluded Subsidiaries which are non-recourse to the Borrowers.

“Consulting Engineer” means an environmental consulting firm reasonably acceptable to the Administrative Agent.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“De Minimis Subsidiaries” means any Subsidiary of the Parent whose assets and annual gross revenues do not, in each case, exceed $1,000,000; provided that (i) the aggregate assets of all such Subsidiaries taken as a whole shall not exceed $2,000,000, and (ii) the aggregate annual gross revenues of all such Subsidiaries taken as a whole shall not exceed $2,000,000.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of any Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of capital stock of such Person, directly or indirectly through a Subsidiary of such Person or otherwise and whether in the form of increases in the liquidation value of such shares or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by any Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of such Person.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender in the case of clause (d) of this definition, and (ii) unless an Event of Default has occurred or is continuing, the Borrower (A) with respect to clauses (a), (b) or (c) of this definition (unless such assignment would not result in increased costs to the Borrowers hereunder), or (B) with respect to clause (d) of this definition (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any of the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

“Environmental Compliance Certificate” means a certificate specifying the nature of a Default or Event of Default relating to an Environmental matter, the period of existence thereof and what action the Borrowers propose to take with respect thereto.

“Environmental Laws” has the meaning set forth in Section 5.16(a) hereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any of the Borrowers directly or indirectly resulting from or based upon (a) violation of any

Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is treated as a single employer with any Borrower under §414 of the Code.

“ERISA Reportable Event” means a reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at its request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiaries” means any Subsidiary and any joint venture, partnership or other Person in which the Parent or a Subsidiary has a minority ownership interest, which in each case is designated as an “Excluded Subsidiary” and listed on Schedule 5.13(a) and any other Person from time to time designated by the Parent as an “Excluded Subsidiary;” provided, that the Parent may not designate a Person as an “Excluded Subsidiary” if (a) the Investment made in such Person, together with all Investments made in other Excluded Subsidiaries would exceed that permitted by Section 7.02 hereof, or (b) such Person would be required to be a guarantor of the Subordinated Debt.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any of the Borrowers is located and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 10.14), any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure or inability (other than as a result of a Change in Law after such Non-U.S. Lender becomes a party hereto) to comply with Section 3.01(b).

“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“Existing Letters of Credit” means all “Letters of Credit” (as defined in the Existing Credit Agreement) set forth in Exhibit I hereto.

“FCR”  means FCR, Inc., a Delaware corporation and a wholly-owned Subsidiary of KTI.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated March 21, 2005, among the Borrowers, the Administrative Agent and the Arranger.

“Financial L/C(s)” means Letter(s) of Credit where the event which triggers payment is financial, such as the failure to pay money, and not performance related, such as failure to ship a product or provide a service, as set forth in greater detail in the letter dated March 30, 1995 from the Board of Governors of the Federal Reserve System or in any applicable directive or letter ruling of the Board of Governors of the Federal Reserve System issued subsequent thereto.

“Financial L/C Fee” has the meaning specified in Section 2.3(i)(i) hereto.

“Foreign Subsidiary” means each Subsidiary of any Borrower (whether direct or indirect, existing on the date hereof or acquired or formed hereafter in accordance with the provisions hereof) which is incorporated under the laws of a jurisdiction other than a State or other jurisdiction of the United States of America.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(i)(iii) hereto.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Greenfiber” means U.S. GreenFiber LLC, a Delaware limited liability company in which U.S. Fiber owns a 50% Equity Interest and through which the Cellulose Joint Venture is conducted.

“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Hazardous Materials” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any waste, hazardous waste, dangerous goods, contaminants, pollutants, toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

“Increase Closing Date” has the meaning set forth in Section 2.14 hereof.

“Indebtedness” means, as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)                                  every obligation of such Person for money borrowed,

(b)                                 every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)                                  every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)                                 every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding (x) trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue in accordance with their terms or the Borrowers’ normal or ordinary business practices or which are being contested in good faith and holdbacks, and (y) guaranteed or contingent royalty payments made in connection with the purchase or operation of landfills and other types of disposal facilities),

(e)                                  every obligation of such Person under any Capitalized Lease,

(f)                                    every obligation of such Person under any Synthetic Lease,

(g)                                 all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)                                 every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any Equity Interests of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,

(i)                                     every obligation of such Person under Swap Contracts,

(j)                                     every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under Applicable Law,

(k)                                  every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any Swap Contract on any date shall be the Swap Termination Value thereof as of such date, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof that is payable upon a mandatory redemption or purchase of such equity inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guarantee or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith based upon the principles set forth in this paragraph.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indenture” means the Indenture dated as of January 24, 2003 among the Parent, certain of its Subsidiaries as guarantors and U.S. Bank National Association as trustee, with respect to the Senior Subordinated Notes.

“Information” has the meaning specified in Section 10.07.

“Instrument of Accession” has the meaning set forth in Section 2.14 hereof.

“Insurance Subsidiary” means Casella Insurance Company, a Vermont corporation and a wholly-owned Subsidiary of the Parent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their Committed Loan Notice; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Maturity Date.

“Investment” means all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or the amount of loans, advances, capital contributions or transfers of property to, or in respect of any guarantees (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted or (as the case may be) added from the aggregate amount of Investments any decrease or increase in the value thereof.

“IRBs” means industrial revenue bonds or solid waste disposal bonds issued by or at the request of the Borrowers.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“KTI” means KTI, Inc., a New Jersey corporation and a wholly-owned Subsidiary of the Parent.

“L/C Advance” means, with respect to any Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate Maximum Drawing Amount plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“L/C Supported IRBs” means IRBs backed by Letters of Credit issued hereunder.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Percentage” means the percentage per annum equal to the Applicable Rate for Eurodollar Rate Loans, as in effect from time to time, as set forth in the column “Eurodollar Rate Loans” in the table set forth in the definition of “Applicable Rate” above.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan or, to the extent applicable, any Term B Loan advanced pursuant to Section 2.14 hereof.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Letters of Credit, the Security Documents, the Subordination Agreements, and any documents, instruments or agreements executed in connection with any of the foregoing, each as amended, modified, supplemented, or replaced from time to time.

“Loan Notice” means a Committed Loan Notice or a Term B Loan Notice.

“Material Adverse Effect” means a material adverse change in, or material adverse effect upon the operations, business, properties or financial condition of the Borrowers taken as a whole.

“Maturity Date” means April 28, 2010.

“Maximum Drawing Amount” means the maximum drawing amount that beneficiaries may at any time draw under Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of such Letters of Credit.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Multiemployer Plan” means any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate.

“NELS” means New England Landfill Solutions, LLC.

“New Subsidiary” means a Subsidiary acquired or formed by any Borrower during the period reported in the most recent financial statements delivered to the Lenders pursuant to Section 6.04.

“Non-Borrower Subsidiary” means the Insurance Subsidiary, the De Minimis Subsidiaries, the Foreign Subsidiaries and NELS, all of which are listed on Schedule 5.13(a) hereto.

“Non-U.S. Lender” has the meaning set forth in Section 3.01(d) hereof.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C, or, to the extent applicable, if requested by a Term B Lender, a promissory note evidencing a portion of the Term B Loan.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and any Swap Contracts of any of the Borrowers to which a Lender or its Affiliate is a party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the aggregate amount of all L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts; and (iii) to the extent applicable, the outstanding principal amount of the Term B Loan on any date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Performance Bonds” has the meaning specified in Section 7.03(d) hereto.

“Performance L/C” means a Letter of Credit which is not a Financial L/C.

“Performance L/C Fee” has the meaning specified in Section 2.3(i)(ii) hereto.

“Permitted Acquisitions” has the meaning specified in Section 7.04 hereto.

“Permitted Investments” has the meaning specified in Section 7.02 hereto.

“Permitted Liens” has the meaning specified in Section 7.01 hereto

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.04.

“Pledge Agreement” means the Amended and Restated Pledge Agreement, dated as of the Closing Date, among certain of the Borrowers and the Administrative Agent.

“Post-Closing Increase” has the meaning set forth in Section 2.14 hereof.

“Real Property” means all real property heretofore, now, or hereafter owned or leased by the Borrowers.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means the broader of (i) the meaning specified for the term “Release” (or “Released”) in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq. (“CERCLA”) and (ii) the meaning specified for the term “Disposal” (or “Disposed”) in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq. (“RCRA”) and regulations promulgated thereunder; provided, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment and provided further, to the extent that the laws of a state or province (or the federal laws of Canada applicable therein) wherein the property lies establishes a meaning for “Release” or “Disposal” or any analogous term which is broader than specified in either CERCLA or RCRA, such broader meaning shall apply.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, any combination of Lenders having more than fifty percent (50%) of the sum of (a) the Aggregate Commitments plus (b) to the extent applicable, the outstanding principal amount of the Term B Loan (with the aggregate amount of any Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that for purposes of this definition,  “Lender” shall not include any Defaulting Lender; and provided, further, that if the Commitments have been terminated or if the Maturity Date has occurred, any combination of Lenders holding more than fifty percent (50%) of the Total Outstandings.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Parent.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of any Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Payment” means, in relation to the Borrowers and the Non-Borrower Subsidiaries, any (a) Distribution, (b) payment by any Borrower or Non-Borrower Subsidiaries to (i) such Borrower’s or such Non-Borrower Subsidiary’s shareholders (or other equity holders), in each case, other than to another Borrower, or (ii) to any Affiliate of such Borrower or such Non-Borrower Subsidiary or any Affiliate of such Borrower’s or such Non-Borrower Subsidiary’s shareholders (or other equity holders), in each case, other than to another Borrower or (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating such Borrower or such Non-Borrower Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any capital stock of such Borrower or such Non-Borrower Subsidiary.

“Revolving Lenders” means the Lenders making Committed Loans.

“Revolving Percentage” has the meaning specified in the definition of Applicable Percentage.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of the Closing Date, among the Borrowers and the Administrative Agent.

“Security Documents” means the Security Agreement, the Pledge Agreement each as amended and in effect from time to time, and any additional documents evidencing or perfecting the Administrative Agent’s Lien on the assets of the applicable Borrowers for the benefit of the applicable Lenders (including Uniform Commercial Code financing statements).

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Seller Subordinated Debt” means Indebtedness of any of the Borrowers (other than the Senior Subordinated Debt) which has been subordinated and made junior to the payment and performance in full in cash of the Obligations, and evidenced as such by a subordination agreement containing subordination provisions substantially in the form of Exhibit F hereto (the

“Subordination Agreement”); provided that (a) at the time such Seller Subordinated Debt is incurred, no Default or Event of Default has occurred or would occur as a result of such incurrence, and (b) the documentation evidencing such Seller Subordinated Debt shall have been delivered to the Administrative Agent and shall contain all of the following characteristics:  (i) it shall be unsecured, (ii) it shall bear interest at a rate not to exceed the market rate, (iii) it shall not require unscheduled principal repayments thereof prior to the maturity date of such debt, (iv) if it has any covenants, such covenants (including covenants relating to incurrence of indebtedness) shall be meaningfully less restrictive than those set forth herein, (v) it shall have no restrictions on the Borrower’s ability to grant liens securing indebtedness ranking senior to such Seller Subordinated Debt, (vi) it shall permit the incurrence of senior indebtedness under this Credit Agreement, (vii) it may be cross-accelerated with the Obligations and other senior indebtedness of the Borrowers (but shall not be cross-defaulted except for payment defaults which the senior lenders have not waived) and may be accelerated upon bankruptcy, (viii) it shall provide for the complete, automatic and unconditional release of any and all guarantees of such Seller Subordinated Debt granted by any Borrower in the event of the sale by any Person of such Borrower or the sale by any Person of all or substantially all of such Borrower’s assets (including in the case of a foreclosure), (ix) it shall provide that (A) upon any payment or distribution of the assets of the Borrowers (including after the commencement of a bankruptcy proceeding) of any kind or character, all of the Obligations (including interest accruing after the commencement of any bankruptcy proceeding at the rate specified for the applicable Obligation, whether or not such interest is an allowable claim in any such proceeding) shall be paid in full in cash prior to any payment being received by the holders of the Seller Subordinated Debt and (B) until all of the Obligations (including the interest described in subclause (A) above) are paid in full in cash, any payment or distribution to which the holders of the Seller Subordinated Debt would be entitled but for the subordination provisions of the type described in clauses (x) and (xi) hereof shall be made to the holders of the Obligations, (x) it shall provide that in the event of a payment default under Section 8.01(a) hereof, the Borrowers shall not be required to pay the principal of, or any interest, fees and all other amounts payable with respect to the Seller Subordinated Debt until the Obligations have been paid in full in cash, (xi) it shall provide that in the event of any other Event of Default, the Lenders shall be permitted to block with respect to the Seller Subordinated Debt for a period of 180 days (A) payments of principal, interest, fees and all other amounts payable, and (B) enforcement of remedies for Seller Subordinated Debt in excess of $1,000,000, and (xii) it shall acknowledge that none of the provisions outlined in part (b) of this definition can be amended, modified or otherwise altered without the prior written consent of the Required Lenders.

“Senior Subordinated Debt” means (a) the existing senior subordinated Indebtedness of the Borrowers evidenced by the Senior Subordinated Debt Documents in the aggregate principal amount of $195,000,000, and (b) any other senior subordinated debt permitted under Section 7.03 hereof which shall be on market terms and otherwise reasonably acceptable to the Required Lenders in all respects.

“Senior Subordinated Debt Documents” means the Indenture, the Senior Subordinated Notes and all other documents, instruments and agreements entered into or executed in connection therewith or in connection with other Senior Subordinated Debt.

“Senior Subordinated Notes” means the 9.75% Senior Subordinated Notes due 2013 issued by the Parent pursuant to the Indenture.

“SPC” has the meaning specified in Section 10.06(h)

“Series A Certificate” means that certain Certificate of Designation of Series A Convertible Preferred Stock, dated as of August 8, 2000, which sets forth the rights and obligations of the Series A Holders and the Parent with respect to the Series A Preferred Stock.

“Series A Holders” means the holders of the Series A Preferred Stock listed on Schedule 5.13(b) hereto.

“Series A Preferred Stock” means the Series A Preferred Stock issued by the Parent to the Series A Holders pursuant to the Series A Certificate in the liquidation value of $53,750,000 plus dividends as provided for in the Series A Certificate.

“Specified Entities” means (a) K-C International, Ltd., (b) the brokerage business of KTI Recycling of New England, Inc., (c) the brokerage business of Pine Tree Waste, Inc., (d) Greenfiber, (e) KTI New Jersey Fibers, Inc., (f) Atlantic Coast Fibers, Inc., (g) Casella NH Investors Co., LLC, (h) Casella NH Power Co., LLC, (i) Data Destruction Services, Inc., (j) Natural Environmental, Inc., (k) Blasdell Development Group, Inc., (l) Casella Waste Management of Pennsylvania, Inc., (m) KTI Specialty Waste Services, Inc., (n) Pine Tree Waste, Inc., (o) Resource Recovery of Cape Cod, Inc., (p) Rochester Environmental Park, LLC and (q) the companies and assets comprising the FCR operating segment, or the successors of any of the foregoing only with respect to the businesses conducted by the foregoing on the Closing Date.

“Spot Rate” means, with respect to any “first currency” (as defined in Section 2.15), at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to such first currency on the Reuters System (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London) for the conversion of such first currency into the “second currency” (as defined in Section 2.15); provided, however, that if there shall at any time no longer exist such a page on such service, the Spot Rate shall be determined by reference to another similar rate publishing service selected by the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subordination Agreement” has the meaning specified in the definition of “Seller Subordinated Debt”.

“Subordinated Debt” means, collectively, the Senior Subordinated Debt and the Seller Subordinated Debt.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B hereto.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

“Term B Lender” means the Lenders holding a portion of the Term B Loan as shall be set forth in amended Schedule A to the Conforming Amendment, together with any other Person who becomes an assignee of any rights and obligations of a Term B Lender.

“Term B Loan” has the meaning specified in Section 2.14 hereof.

“Term B Loan Borrowing” means a borrowing consisting of any portions of the Term B Loan of the same Type.

“Term B Loan Date” has the meaning specified in Section 2.14 hereof.

“Term B Loan Notice” means a notice of (a) a Term B Loan Borrowing, (b) a conversion of any portion of the Term B Loan from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a) (as made applicable pursuant to Section 2.14), which, if in writing, shall be substantially in the form of Exhibit A.

“Term B Loan Percentage” has the meaning specified in the definition of Applicable Percentage.

“Threshold Amount” means $5,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of Committed Loans, Swing Line Loans and L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Fiber” means U.S. Fiber, Inc., a North Carolina corporation.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.   (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                        Rounding.   Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.   Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.   Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Committed Loans.   Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                  Each Committed Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer or other signatories of the Borrowers approved by the Borrowers and the Administrative Agent.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Committed Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Loan in a Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrowers; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Loans.

2.03                        Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Commitments, and (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.  Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.   All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit, if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)                                such Letter of Credit is to be denominated in a currency other than Dollars; or

(D)                               a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit

Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                               If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v)                                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit, or within 2 hours after notice, if such notice occurs after 11:00 a.m. (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such

Lender’s Applicable Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of L/C Issuer.  Each Lender and each of the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to the Security Documents.

(h)                                 Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i)                                     Letter of Credit Fees.

(i)                                     The Borrowers jointly and severally in the case of Letters of Credit which are Financial L/Cs agree to pay, at the times specified in Section 2.03(i)(iii) below, a fee (a “Financial L/C Fee”) to the Administrative Agent for the benefit of the Revolving Lenders, equal to the product of (A) the Letter of Credit Percentage multiplied by (B) the Maximum Drawing Amount of each Financial L/C on the date of calculation, to be shared pro rata by each of such Lenders in accordance with their respective Commitment Percentages.

(ii)                                  The Borrowers jointly and severally in the case of Performance L/Cs agree to pay, at the times specified in Section 2.03(i)(iii) below, a fee (a “Performance L/C Fee”) to the Administrative Agent for the benefit of the Revolving Lenders, equal to fifty percent (50%) of the product of (A) the Letter of Credit Percentage multiplied by (B) the Maximum Drawing Amount of each such Letter of Credit on the date of calculation, to be shared pro rata by each of such Lenders in accordance with their respective Commitment Percentages.

(iii)                               The Financial L/C Fee and Performance L/C Fee (collectively, the “Letter of Credit Fees”) and the Fronting Fee (as defined below) shall be payable quarterly in arrears on the tenth Business Day after the end of each calendar quarter for the immediately preceding calendar quarter and on the Maturity Date with respect to the daily Maximum Drawing Amount of Letters of Credit outstanding during such calendar quarter or portion thereof.  In addition, the Borrowers jointly and severally agree to pay a fronting fee to the L/C Issuer for its account in an amount equal to one eighth of one percent (0.125%) per annum of the Maximum Drawing Amount of each Letter of Credit issued by the L/C Issuer (the “Fronting Fee”), plus any customary issuance, amendment, negotiation or document examination, and other standard costs, charges and administrative fees of the L/C Issuer in effect from time to time.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)                                     Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04                        Swing Line Loans.

(a)                                  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:30 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer or other signatories of the Borrowers approved by the Borrowers and the Administrative Agent.

Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:30 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender

(acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                  The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; and (ii) any prepayment shall be in a principal amount of $250,000 or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and whether the Loan to be prepaid is a Committed Loan or Term B Loan.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                                  If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrowers shall immediately prepay the Committed Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans the Outstanding Amount of L/C Obligations exceed the Aggregate Commitments then in effect.

2.06                        Termination or Reduction of Commitments.   The Borrower may, upon notice to the Administrative Agent, terminate or reduce the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

(a)                                  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)                                 The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08                        Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Committed Loans.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)                               Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.   In addition to certain fees described in Section 2.03(i):

(a)                                  Commitment Fee.  The Borrowers jointly and severally in accordance with Section 10.12 agree (to the fullest extent permitted by law) to pay to the Administrative Agent for the benefit of the Revolving Lenders in accordance with their respective Applicable Percentages a commitment fee (the “Commitment Fee”) calculated at the rate per annum equal to the Applicable Rate with respect to the Commitment Fee as in effect from time to time on the daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Aggregate Commitments exceeds the sum of (i) the Outstanding Amount of Committed Loans, plus (ii) the Outstanding Amount of L/C Obligations during such calendar quarter.  The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.  If there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Other Fees. The Borrowers jointly and severally in accordance with Section 10.12 hereof shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.   All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the

Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand, which, in the case of the Borrower, shall be made no earlier than 3 Business Days after the date of such Lender’s failure to fund, such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.   If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans (including any Loans advanced pursuant to Section 2.14) or participations and accrued interest thereon greater than its pro rata share of the Total Outstandings as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14                        Increase in Commitments; Term B Loan.

(a)                                  Request for Increase of Committed Loans; Term B Loan.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders as set forth in this Section), and subject to the terms of this Section, the Borrowers may from time to time, (i) request an increase in the Aggregate Commitments in respect of Committed Loans by an amount not exceeding $100,000,000 less any increases effected in connection with subparagraph (a)(ii) of this Section; and (ii) request a term loan (the “Term B Loan”) in the maximum principal amount of $100,000,000 less any increases effected pursuant to subparagraph (a)(i) of this Section; provided that, after giving effect to any such increase, the

Aggregate Commitments plus, if applicable, the outstanding principal amount of the Term B Loan shall not exceed in the aggregate $450,000,000 (minus any previously effected reductions of the Commitment pursuant to Section 2.06).

(b)                                 Term B Loan Terms and Conditions. To the extent that a Term B Loan is requested pursuant to the terms of this Agreement, such Term B Loan will, in addition to compliance with other applicable terms of this Agreement, include the following terms and conditions:

(i)                                     Amendment to Schedule A.  Schedule A shall be amended in the Conforming Amendment referred to below to set forth the amount of the Term B Loan and the respective Term B Loan Percentages of each Term B Lender.

(ii)                                  Evidence of Indebtedness.

(A)                              Loan Accounts.  Each Term B Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from such Lender’s Term B Loan Percentage of the Term B Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Term B Loan made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Term B Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder for the account of the Term B Lenders and each Term B Lender’s share thereof (if any).  The entries made in the accounts maintained by each Term B Lender pursuant to this Section shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Term B Lender or the Administrative Agent to maintain any such accounts or Term B Note Record, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Term B Loan made in accordance with the terms of this Agreement.  If requested by any Term B Lender, the Borrowers shall execute a promissory note with respect to such Lender’s portion of the Term B Loan.

(B)                                Scheduled Installment Payments of Principal of Term B Loan.  The Borrowers jointly and severally promise to pay to the Administrative Agent for the account of the Term B Lenders, in accordance with their respective Term B Loan Percentages, the principal amount of the Term B Loan in such amounts pursuant to the installment schedule to be attached to the Conforming Amendment, provided that the final installment payment shall be due and payable no earlier than the Maturity Date.

(iii)                               Mandatory Prepayments of Loans.  The Term B Loan shall be subject to customary mandatory and optional prepayment provisions as agreed upon by and among the Borrowers, the Term B Lenders and the Administrative Agent and set forth in the Conforming Amendment.

(iv)                              Interest on Term Loan.  Except as otherwise provided in Section 2.08 hereof, the Term B Loan shall bear interest during each Interest Period relating to all or any portion of the Term B Loan at a rate to be determined, based on prevailing market rates for borrowers with similar credit profiles and ratings, and otherwise acceptable to the Borrowers, the Administrative Agent and the Term B Lenders, as set forth in the Conforming Amendment.  After the Term B Loan has been made, the provisions of Section 2.02 hereof shall apply mutatis mutandis with respect to all or any portion of the Term B Loan so that, to the extent applicable, the Borrowers may have the same interest rate options with respect to all or any portion of the Term B Loan as they would be entitled to with respect to the Committed Loans, provided that the provisions of Article III of this Agreement shall also apply to the Term B Loan.

(v)                                 Pari Passu Treatment of Term Loan.  The Term B Loan (A) shall rank pari passu in right of payment and of security with all other Loans and (B) shall be governed by and subject to all of the provisions, terms and conditions set forth in this Agreement and the other Loan Documents in every respect as though such Term B Loan was an original “Loan” referred to herein and will constitute an Obligation of the Borrowers hereunder, including, without limitation, the provisions of Section 2.13 hereof.  To the extent conforming changes to this Agreement must be made to effect the addition of a Term B Loan made in accordance with this Section, such conforming amendment (the “Conforming Amendment”) will not require the consent of any Lender other than the Term B Lenders, as well as the consent of the Borrowers and the Administrative Agent to be effective, but shall be subject to the satisfaction of each of the conditions set forth in Article IV hereof; provided that, upon execution of the Conforming Amendment, the Administrative Agent shall distribute a copy thereof to all of the Lenders.

(c)                                  Lender Elections to Commitment Increase or Fund Term B Loan.  The Administrative Agent will promptly notify the Lenders following receipt of a request by the Borrowers of, as the case may be, an increase in the Aggregate Commitments in respect of Committed Loans or funding of the Term B Loan.  At the time of making such request, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall not in any event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees, as the case may be, to increase its Commitment or to fund a portion of the Term B Loan, and, if so, (i) in the case of an increase in such Lender’s Commitment, whether by an amount equal to, greater than, or less than its Revolving Percentage of such requested increase, or (ii) in the case of the Term B Loan, the Term B Loan Percentage of such Lender with respect to the requested Term B Loan.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment or to participate in the Term B Loan, as the case may be.

(d)                                 Notification by Administrative Agent; Acceding Lenders.  The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (and the L/C Issuer only with respect to an increase in the Aggregate Commitments), which approvals shall not be unreasonably withheld, the Borrowers may also invite additional one or more commercial banks, other financial institutions or other Persons (in each case, an “Acceding Lender”) to become party to this Agreement as a Lender by entering into an Instrument of Accession in substantially the form of Exhibit H hereto (an “Instrument of Accession”) with the Borrowers and the Administrative Agent and assuming thereunder the rights and obligations (as the case may be) of a Lender hereunder, including without limitation, Commitments to make Committed Loans and participate in the risk relating to Letters of Credit and/or of Term B Lender with respect to the obligation to fund a portion of the Term B Loan subject to the terms of this Section, and the Aggregate Commitments and (as the case may be) the Term B Loan shall be funded (each such increase or funding, as the case may be, referred to as a “Post-Closing Increase”) by the amount of such Acceding Lender’s interest all in accordance with the provisions of this Section. The Borrowers shall indemnify the Lenders and the Administrative Agent for any cost or expense incurred as a consequence of the reallocation of any Eurodollar Rate Loans to an Acceding Lender pursuant to the provisions of Section 3.05 hereof.

(e)                                  Closing Date and Allocations.  Upon a request by the Borrower of an increase in the Aggregate Commitments or the funding of the Term B Loan in accordance with this Section, the Administrative Agent and the Borrowers shall determine, as applicable, the effective date of any such increase (any such date, the “Increase Closing Date”) or the effective date of funding of the Term B Loan (the “Term B Loan Date”) and the final allocation, as the case may be, of any such increase or Term B Loan.  The Administrative Agent shall promptly notify the Borrowers and the Lenders and Acceding Lenders, if any, of the final allocation of such increase or Term B Loan.  On the Term B Loan Date or any Increase Closing Date, Schedule 2.01 hereto shall be deemed to be amended to reflect, as the case may be, (x) the name, address, and, as the case may be, the Commitment of the Lenders and/or the amount of the Term B Loan advanced or to be advanced by each Term B Lender (and, if applicable, any Acceding Lender), (y) the Aggregate Commitments (after giving effect to any Post-Closing Increase) and the principal amount of the Term B Loan, and (z) the changes to the respective Applicable Percentages of the Lenders.

(f)                                    Conditions to Effectiveness of Increase of Committed Loans or Term B Loan.  As a condition precedent to such increase in the Aggregate Commitments or funding of the Term B Loan, as the case may be, the Borrowers shall deliver to the Administrative Agent a certificate dated as of, as applicable, any Increase Closing Date or the Term B Loan Date signed by a Responsible Officer of the Parent (i) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, (ii) certifying that, before and after giving effect to such increase, (A) the applicable conditions set forth in Section 4.02(a) and (b) will be satisfied, and (B)(1)such increase or Term B Loan is permitted senior Indebtedness under the existing Senior Subordinated Debt Documents, and (2) no default under the existing Senior Subordinated Debt Documents has occurred and is continuing or would result after giving effect to the transactions contemplated by such Loans.  In addition, the Borrowers shall prepay any Committed Loans outstanding on any Increase Closing Date (and pay any additional amounts required under Article III of this Agreement) to the extent necessary to keep the outstanding

Committed Loans ratable with any revised Applicable Percentages in respect of Committed Loans arising from any nonratable increase in the Commitments under this Section.

(g)                                 Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.15                        Currency of Account.   All of the Loans and Letters of Credit hereunder shall be denominated and payable in Dollars.  If, for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency (the “first currency”) into any other currency (the “second currency”) the conversion shall be made at the Spot Rate of exchange of the Administrative Agent (as conclusively determined by the Administrative Agent absent manifest error) on the Business Day preceding the day on which the final judgment is given.  If, however, on the Business Day following receipt by the Administrative Agent in the second currency of any sum adjudged to be due hereunder (or any proportion thereof) the Administrative Agent purchases the first currency with the amount of the second currency so received and the first currency so purchased falls short of the sum originally due hereunder in the first currency (or the same proportion thereof) the Borrowers, shall, as a separate obligation and notwithstanding any judgment, pay to the Administrative Agent in the first currency an amount equal to such shortfall.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  No Offset, etc.  Except as set forth below, all payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding.  Except as otherwise provided in this Section, if any such obligation is imposed upon the Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrowers will pay to the Administrative Agent for the account of, as the case may be, the applicable Lenders, L/C Issuer or the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the applicable Lenders, L/C Issuer or the Administrative Agent to receive the same net amount which such Lenders, L/C Issuer or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrowers; provided, that notwithstanding the foregoing, the Borrowers shall not be required to pay any additional amounts to the Administrative Agent, any Lender or the L/C Issuer for Excluded Taxes. The Borrowers will deliver promptly to the Lenders and the L/C Issuer certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

(b)                                 Non-U.S. Lenders.  Each Lender that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”) agrees that, if and to the extent it is legally able to do so, it shall, prior to the first date on which any payment is due to it hereunder, deliver to the Borrowers and the Administrative Agent such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including, (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, and any other certificate or statement of exemption required by Treasury Regulations, establishing that, with respect to payments of principal, interest or fees hereunder, such Non-U.S. Lender is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Non-U.S. Lender of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers and to the effect that (i) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms).  Each Lender agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrowers’ or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrowers and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto).

(c)                                  The Borrowers shall not be required to pay any additional amounts to any Non-U.S. Lender in respect of United States federal withholding tax pursuant to Section 3.01(a) hereof to the extent that (i) the obligation to withhold such amounts existed on the date such Non-U.S. Lender became a party to this Agreement or, with respect to payments to a different lending office designated by the Non-U.S. Lender as its applicable lending office, the date such Non-U.S. Lender designated such new lending office with respect to a Loan; or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (b) above.

(d)                                 In the event that the Borrowers are required to make such deduction or withholding as a result of the fact that a Lender is a Non-U.S. Lender, such Lender shall use its reasonable best efforts to transfer its Loans to an affiliate that is a U.S. Lender if such transfer would have no adverse effect on such Lender or the Loans.

(e)                                  Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02                        Illegality.   If any Applicable Law has made it unlawful for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.   If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Required Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax, levy, impost, duty, charge, fees, deduction or withholdings of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for taxes covered by section 3.01 and the imposition of, or any change in the rate of, any Excluded Taxes of such Lender or L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers shall pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 Days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-Day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.   Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04 or is unable to lend under Section 3.02, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.14.

3.07                        Survival.   All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.   The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrowers, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement and the Security Documents, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement, the Security Documents and the other Loan Documents to which such Borrower is a party;

(iii)                               such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iv)                              a favorable opinion of Wilmer, Cutler, Pickering, Hale and Dorr, LLP, and other counsel or special counsel to the Borrowers, as applicable, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent;

(v)                                 a certificate of a Responsible Officer of each Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Borrower and the validity against such Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vi)                              a certificate signed by a Responsible Officer of the Borrowers certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii)                           a certificate signed by a Responsible Officer of the Borrowers, dated as of the Closing Date, and in form and detail satisfactory to the Administrative Agent and the Lenders, demonstrating that the ratio of (a) Consolidated Total Funded Debt on the Closing Date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended prior to the Closing Date, after giving effect on a pro forma basis to the transactions contemplated by this Agreement, does not exceed 3.75:1.00;

(viii)                        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ix)                                satisfactory evidence of the payment of Indebtedness under the Existing Credit Agreement in accordance with Section 10.17 herein;

(x)                                   such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require;

(xi)                                a completed and fully-executed Perfection Certificate in substantially the form attached hereto as Exhibit J for each of the Borrowers, the results of UCC searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent; and copies of duly filed UCC-1 forms for each of the Borrowers in each appropriate jurisdiction and office under the Uniform Commercial Code; and

(xii)                             a certificate signed by a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that (a) the Obligations are permitted senior Indebtedness under the existing Senior Subordinated Debt Documents, and (b) no default under the existing Senior Subordinated Debt Documents has occurred and is continuing or would result after giving effect to the transactions contemplated by this Agreement and the other Loan Documents.

(b)                                 Any fees required to be paid on or before the Closing Date shall have been paid.

(c)                                  the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions.   The obligation of each Lender to honor any Request for a Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrowers contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business which singly or in the aggregate do not have a Material Adverse Effect.  For purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.04(a).

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and/or (b), as applicable, have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrowers jointly and severally represent and warrant to the Lenders, the L/C Issuer and the Administrative Agent that, on and as of the date of this Agreement (any disclosure on a schedule pursuant to this Article V shall be deemed to apply to all relevant representations and warranties, regardless of whether such schedule is referenced in each relevant representation):

5.01                        Corporate Authority.

(a)                                  Incorporation; Good Standing.  Each of the Borrowers (i) is a corporation (or similar business entity) duly organized, validly existing and in good standing or in current status under the laws of its respective jurisdiction of organization, (ii) has all requisite corporate (or the equivalent company or partnership) power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary except where a failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of such Borrower.

(b)                                 Authorization.  The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby and thereby (i) are within the corporate (or the equivalent company or partnership) authority of each of the Borrowers, (ii) have been duly authorized by all necessary corporate (or other) proceedings, (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers so as to materially adversely affect the assets, business or any activity of the Borrowers, and (iv) do not conflict with any provision of the corporate charter, articles or bylaws (or equivalent other company or partnership documents) of the Borrowers or any agreement or other instrument binding upon the Borrowers, including, without limitation, the Indenture.

(c)                                  Enforceability.  The execution, delivery and performance of the Loan Documents will result in valid and legally binding obligations of the Borrowers enforceable against each in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief or other equitable remedy is subject to the discretion of the court before which any proceeding therefor may be brought.

5.02                        Governmental Approvals.   The execution, delivery and performance by the Borrowers of the Loan Documents and the transactions contemplated hereby and thereby do not require any approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

5.03                        Title to Properties; Leases.   The Borrowers own all of the assets reflected in the consolidated balance sheet as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no mortgages, Capitalized Leases, conditional sales agreements, title retention agreements or Liens (except for Permitted Liens).

5.04                        Use of Proceeds.   The proceeds of the Loans shall be used (a) to refinance the existing Indebtedness of the Borrowers under the Existing Credit Agreement, (b) for the redemption of the Series A Preferred Stock as permitted under Section 7.06(i), (c) for Capital Expenditures and (d) for working capital, permitted acquisitions, permitted common stock redemption and repurchases and other general corporate purposes.  No proceeds of the Loans are to be used, and no portion of any Letter of Credit is to be obtained, in any way that will violate Regulations U or X of the Board of Governors of the Federal Reserve System.  The Borrowers will obtain Letters of Credit solely for general corporate purposes.

5.05                        Financial Statements; Solvency.

(a)                                  Financial Statements.  There has been furnished to the Lenders (i) consolidated balance sheets of the Parent and its Subsidiaries dated the Balance Sheet Date and consolidated statements of operations for the fiscal year then ended, certified by Pricewaterhouse Coopers LLP or an independent accounting firm of national standing (the “Accountants”).  Said balance sheets and statements of operations have been prepared in accordance with GAAP, fairly present in all material respects the financial condition of the Parent and its Subsidiaries, on a consolidated basis as at the close of business on the date thereof and the results of operations for the period then ended.  There are no contingent liabilities of the Borrowers as of such dates involving material amounts, known to the officers of the Borrowers which have not been disclosed in said balance sheets and the related notes thereto, as the case may be.

(b)                                 Solvency.  The Borrowers as a whole (both before and after giving effect to the transactions contemplated by this Agreement) are and will be solvent (i.e., they have assets having a fair value in excess of the amount required to pay their probable liabilities on their existing debts as they become absolute and matured) and have, and expect to have, the ability to pay their debts from time to time incurred in connection therewith as such debts mature.

5.06                        No Material Changes, Etc.   Since the Balance Sheet Date there have occurred no changes in the financial condition or business of the Parent and its Subsidiaries (excluding Excluded Subsidiaries) as shown on or reflected in the consolidated balance sheet of the Parent and its Subsidiaries as at the Balance Sheet Date or the consolidated statements of income for the periods then ended that have could reasonably be expected to have Material Adverse Effect.  Since the Balance Sheet Date there has not been any Restricted Payment not otherwise permitted under this Agreement.

5.07                        Permits, Franchises, Patents, Copyrights, Etc.   Each of the Borrowers possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except for such franchises, patents, copyrights, trademarks, trade names, licenses and permits which the Borrowers’ failure to possess could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.08                        Litigation.   Except as shown on Schedule 5.08 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Borrowers, threatened against any Borrower before any court, tribunal or administrative agency or board which could be reasonably likely to have a Material Adverse Effect, considered as a whole, or which question the validity of any of the Loan Documents, or any action taken or to be taken pursuant hereto or thereto and none of the scheduled matters individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.09                        No Materially Adverse Contracts, Etc.   None of the Borrowers is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Borrowers’ officers has or is expected in the future to have a Material Adverse Effect.  None of the Borrowers is a party to any contract or agreement which in the judgment of the Borrowers’ officers has or is expected to have any Material Adverse Effect.

5.10                        Compliance With Other Instruments, Laws, Etc.   None of the Borrowers is violating any provision of its charter documents or by-laws (or equivalent company documents) or any agreement or instrument by which any of them may be subject or by which any of them or any of their properties may be bound or any decree, order, judgment, or any statute, license, rule or regulation, in a manner which could result in the imposition of substantial penalties or have a Material Adverse Effect.

5.11                        Tax Status.   The Borrowers have made or filed all United States federal and state income and all Canadian federal and provincial or territorial income, as applicable, and all other tax returns, reports and declarations required by any jurisdiction to which any of them are subject (unless and only to the extent that any Borrower has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), and have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply to the extent required in accordance with GAAP.  All tax returns, report and declarations required by any jurisdiction accurately disclose (except for discrepancies which are not material) the amount of tax payable by the Borrowers in the relevant jurisdiction except for the amounts being contested in good faith by the Borrowers.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrowers know of no basis for any such claim.

5.12                        Employee Benefit Plans.

(a)                                  In General.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other Persons handling plan funds as required by §412 of ERISA.  Each Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

(b)                                 Terminability of Welfare Plans.  No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws.  A Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Borrower without liability to any Person other than for claims arising prior to termination.

(c)                                  Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and no Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.  Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

(d)                                 Multiemployer Plans.  No Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  No Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

5.13                        Subsidiaries; Equity Interests; Capitalization.

(a)                                  Subsidiaries. Schedule 5.13(a) hereto sets forth a complete and accurate list of the Parent’s Subsidiaries, and, with respect to all Borrower Subsidiaries, including the name of such Subsidiary and its jurisdiction of incorporation, together with the number of authorized and outstanding Equity Interests of such Subsidiary.  Each Subsidiary (other than certain Excluded Subsidiaries and NELS) is directly or indirectly wholly-owned by the Parent.  The Parent or a Borrower Subsidiary has good and marketable title to all of the Equity Interests it purports to own of each Subsidiary (other than Excluded Subsidiaries), free and clear in each case of any Lien.  All such Equity Interests have been duly issued and are fully paid and non-assessable.

(b)                                 Equity Interests.  As of the March 31, 2005, the authorized capital stock of the Parent consists of (i) 100,000,000 shares of Class A common stock (par value $.01 per share) authorized of which 22,739,148 shares are outstanding, (ii) 1,000,000 shares of Class B common stock (par value $.01 per share) authorized of which 988,200 shares are outstanding, and (iii) 1,000,000 shares of preferred stock (par value $.01 per share) authorized of which 53,750 shares of Series A Preferred Stock are outstanding and held by the Series A Holders.  All such outstanding shares have been duly issued and are fully paid and non-assessable.  The Series A Holders are set forth in Schedule 5.13(b).

(c)                                  Options, Etc.  As of March 31, 2005, except as set forth on Schedule 5.13(c), no Person has outstanding any rights (either pre-emptive or other) or options (except for the options for common stock or other forms of equity-based compensation issued to employees, consultants or directors in accordance with a bona fide compensation plan approved by the Board of Directors of the Parent) to subscribe for or purchase from the Parent, or any warrants or other agreements providing for or requiring the issuance by the Parent of, any Equity Interests convertible into or exchangeable for its capital stock.

5.14                        Holding Company and Investment Company Act.   None of the Borrowers is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is any of them an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

5.15                        Absence of Financing Statements, Etc.   Except with respect to Permitted Liens and as set forth on Schedule 7.01 hereto, there is no effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, which covers, affects or gives notice of any present or possible future Lien on any assets or property of any of the Borrowers or rights thereunder.

5.16                        Environmental Compliance.

The Borrowers have taken all necessary steps to investigate the past and present condition and usage of the Real Properties and the operations conducted thereon and, based upon such diligent investigation, have determined that, except as shown on Schedule 5.16:

(a)                                  none of the Borrowers or Non-Borrower Subsidiaries, nor any operator of their properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under RCRA, CERCLA, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local or Canadian federal or provincial statute, regulation, ordinance, order or decree relating to health, safety or the environment (the “Environmental Laws”), which violation would have a Material Adverse Effect; and

(b)                                 except where it would not have a Material Adverse Effect, no portion of the Real Property has been used for the handling, processing, storage or disposal of Hazardous Materials and no underground tank or other underground storage receptacle for Hazardous Materials is located on such properties; (ii) in the course of any activities conducted by the Borrowers or Non-Borrower Subsidiaries, or, to the Borrowers’ knowledge by any other operators of the Real Property, no Hazardous Materials have been generated or are being used on such properties; and (iii) to the Borrowers’ knowledge, there have been no unpermitted Releases or threatened Releases of Hazardous Materials on, upon, into or from the Real Property.

5.17                        Perfection of Security Interests.   All filings, assignments, pledges and deposits of documents or instruments have been made or will be made and all other actions have been taken or will be taken that are necessary under Applicable Law, or reasonably requested by the Administrative Agent or any of the Lenders, to establish and perfect the Administrative Agent’s security interests (as collateral agent for the Lenders and the Agents) in the Collateral to the extent required pursuant to Section 10.15 hereof.  The Collateral and the Administrative Agent’s rights (as collateral agent for the Lenders and the Agents) with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses, except for Permitted Liens.  The Borrowers are the owners of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

5.18                        Certain Transactions.   Except as set forth on Schedule 5.18 or as permitted in Section 7.08, and except for arm’s length transactions pursuant to which the Borrowers make payments in the ordinary course of business upon terms no less favorable than the Borrowers could obtain from third parties, none of the officers, directors, or employees of the Borrowers are presently a party to any transaction with the Borrowers (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, the value of such transaction, when aggregated with all other such transactions occurring during the term of this Agreement, exceeds the Threshold Amount.

5.19                        True Copies of Charter and Other Documents.   The Borrowers have furnished the Administrative Agent copies, in each case true and complete as of the Closing Date, of (a) all charter and other incorporation or constituent documents (together with any amendments thereto) and (b) by-laws (or equivalent company documents) (together with any amendments thereto).

5.20                        Disclosure.   No representation or warranty made by the Borrowers in this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to the Lenders or the Administrative Agent by or on behalf of or at the request of the Borrowers in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

5.21                        Guarantees of Excluded Subsidiaries.   Except as permitted under Section 7.03, no Borrower has guaranteed Indebtedness or other financial obligations of any Excluded Subsidiary.

5.22                        Obligations Constitute Senior Debt.   The Obligations of the Borrowers hereunder are and will continue to be “Senior Debt” and “Designated Senior Debt” under and as defined in the Indenture.

ARTICLE VI.
AFFIRMATIVE COVENANTS

The Borrowers covenant and agree that, so long as any Obligation or any Letter of Credit is outstanding or the Lenders have any obligation to make Loans or the L/C Issuer has any obligation to issue, extend or renew any Letters of Credit hereunder, or the Lenders have any obligations to reimburse the L/C Issuer for drawings honored under any Letter of Credit hereunder:

6.01                        Punctual Payment.   The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all reimbursement obligations under Section 2.03(c), and all fees and other amounts provided for in this Agreement and the other Loan Documents for which they are liable, all in accordance with the terms of this Agreement and such other Loan Documents.

6.02                        Maintenance of Office.   The Borrowers will maintain their chief executive offices at the locations set forth on the Perfection Certificates delivered pursuant to Section 4.01(a)(xi), or at such other place in the United States of America as each Borrower shall designate upon thirty (30) days’ prior written notice to the Administrative Agent.

6.03                        Records and Accounts.   Each of the Borrowers and the Non-Borrower Subsidiaries will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and with the requirements of all regulatory authorities, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves and (c) at all times engage the Accountants as the independent certified public accountants of the Parent and its Subsidiaries.

6.04                        Financial Statements, Certificates and Information.   The Borrowers will deliver to the Administrative Agent and each of the Lenders the following:

(a)                                  as soon as practicable, but, in any event not later than ninety (90) days after the end of each fiscal year of the Borrowers, the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such year, statements of cash flows, and the related consolidated statements of operations, setting forth in comparative form the figures for the previous fiscal year, all such consolidated financial statements to be in reasonable detail, prepared, in accordance with GAAP and Certified by the Accountants.  In addition, simultaneously therewith, the Borrowers will use their best efforts to provide the Lenders with a written statement from such Accountants to the effect that the Borrowers are in compliance with the financial covenants set forth in Section 7.11 hereof, and that, in making the examination necessary to said certification, nothing has come to the attention of such Accountants that would indicate that any Default or Event of Default exists, or, if such Accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided, that such Accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

(b)                                 as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of the Borrowers, copies of the consolidated balance sheets and statement of operations of the Parent and its Subsidiaries as at the end of such quarter, subject to year end adjustments, and the related statement of cash flows, all in reasonable detail and prepared in accordance with GAAP with a certification by the principal financial or accounting officer of the Borrowers (the “CFO”) that such consolidated financial statements were prepared in accordance with GAAP and fairly present the consolidated financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of operations for the period then ended;

(c)                                  simultaneously with the delivery of the financial statements referred to in (a) and (b) above, (i) a Compliance Certificate certified by the CFO that the Borrowers are in compliance with the covenants contained in Article VI and Article VII of this Agreement as of the end of the applicable period setting forth in reasonable detail computations evidencing such compliance, provided that, if the Borrowers shall at the time of issuance of such certificate or at any other time obtain knowledge of any Default or Event of Default, the Borrowers will include in such Compliance Certificate or otherwise deliver forthwith to the Lenders a certificate specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto and attaching, in the event such Default or Event of Default relates to Environmental Matters, an Environmental Compliance Certificate;

(d)                                 contemporaneously with, or promptly following, the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Parent or any of the Borrowers to the extent the same are not available on EDGAR;

(e)                                  as soon as practicable, but in any event not later than thirty (30) days after the commencement of each fiscal year of the Borrowers and the Non-Borrower Subsidiaries, a copy of the annual budget, projections and business plan for the Borrowers and the Non-Borrower Subsidiaries for such fiscal year; and

(f)                                    from time to time such other financial data and other information (including accountants’ management letters) as the Lenders may reasonably request.

The Borrowers hereby authorize the Lenders to disclose any information obtained pursuant to this Agreement to all appropriate governmental regulatory authorities where required by Applicable Law; provided, however, that the Lenders shall, to the extent practicable and allowable under Applicable Law, notify the Borrowers within a reasonable period prior to the time any such disclosure is made; and provided further, this authorization shall not be deemed to be a waiver of any rights to object to the disclosure by the Lenders of any such information which any Borrower has or may have under the federal Right to Financial Privacy Act of 1978, as in effect from time to time.

Documents required to be delivered pursuant to this Section (to the extent any such documents are included in materials otherwise filed with the SEC and available in EDGAR) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by this Section to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrowers Materials”) by posting the Borrowers Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrowers hereby agree that (w) all Borrowers Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrowers Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrowers Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrowers Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrowers Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrowers Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrowers Materials “PUBLIC.”

6.05                        Legal Existence and Conduct of Business.   Except where the failure of a Borrower or Non-Borrower Subsidiary to remain so qualified would not have a Material Adverse Effect, each Borrower and each Non-Borrower Subsidiary will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, legal rights and franchises; effect and maintain its foreign qualifications, licensing, domestication or authorization except as terminated by its Board of Directors in the exercise of its reasonable judgment; use its best efforts to comply with all Applicable Laws; and shall not become obligated under any contract or binding arrangement which, at the time it was entered into would have a Materially Adverse Effect on the Borrowers and Non-Borrower Subsidiaries taken as a whole.  Each Borrower and each Non-Borrower Subsidiary will continue to engage primarily in the businesses now conducted by it and in related businesses.

6.06                        Maintenance of Properties.   The Borrowers and the Non-Borrower Subsidiaries will cause all material properties used or useful in the conduct of their businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers and Non-Borrower Subsidiaries may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this section shall prevent any Borrower or Non-Borrower Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of such Borrower or Non-Borrower Subsidiary, desirable in the conduct of its or their business and which does not in the aggregate have a Material Adverse Effect.

6.07                        Maintenance of Insurance.   The Borrowers and the Non-Borrower Subsidiaries will maintain with financially sound and reputable insurance companies, funds or underwriters’ insurance, including self-insurance, of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Borrowers and Non-Borrower Subsidiaries.  In addition, the Borrowers and the Non-Borrower Subsidiaries will furnish from time to time, upon the Administrative Agent’s request, a summary of the insurance coverage of each of the Borrowers and Non-Borrower Subsidiaries, which summary shall be in form and substance satisfactory to the Administrative Agent and, if requested by the Administrative Agent, will furnish to the Administrative Agent copies of the applicable policies of the Borrowers naming the Administrative Agent as a loss payee thereunder.

6.08                        Taxes.   The Borrowers and the Non-Borrower Subsidiaries will each duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by jurisdictions other than the United States or Canada or a political division thereof which in the aggregate are not material to the business or assets of any Borrower or Non-Borrower Subsidiary on an individual basis or of the Borrowers and Non-Borrower Subsidiaries taken as a whole) imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a lien or charge upon any of its property; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or Non-Borrower Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided, further, that such Borrower and Non-Borrower Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

6.09                        Inspection of Properties, Books and Contracts.   The Borrowers shall permit the Lenders, the Administrative Agent or any of their designated representatives, upon reasonable notice, to visit and inspect any of the properties of the Borrowers, to examine the books of account of the Borrowers (including the making of periodic accounts receivable reviews), or contracts (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrowers with, and to be advised as to the same by, their officers, all at such times and intervals as the Lenders or the Agents may reasonably request.

6.10                        Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits.   Each Borrower will, and will cause the Non-Borrower Subsidiaries to, except where noncompliance would not have a Material Adverse Effect (a) comply with the provisions of its charter documents, articles of incorporation, other constituent documents and by-laws and all agreements and instruments by which it or any of its properties may be bound; (b) comply with all Applicable Laws and regulations (including Environmental Laws), decrees, orders, judgments, licenses and permits, including, without limitation, all environmental permits hereto (“Applicable Laws”); (c) comply in all material respects with all agreements and instruments by which it or any of its properties may be bound; (d) maintain all material operating permits for all landfills now owned or hereafter acquired; and (e) dispose of hazardous waste only at licensed disposal facilities operating, to the best of such Borrower’s knowledge after reasonable inquiry, in compliance with Environmental Laws.  If at any time while any Loan or Letter of Credit is outstanding or any Lender, the L/C Issuer or the Administrative Agent has any obligation to make Loans or issue Letters of Credit hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any Borrower may fulfill any of its obligations hereunder, such Borrower will immediately take or cause to be taken all reasonable steps within the power of such Borrower to obtain such authorization, consent, approval, permit or license and furnish the Lenders with evidence thereof.

6.11                        Environmental Indemnification.   The Borrowers covenant and agree that they will jointly and severally, in accordance with Section 10.12, indemnify and hold the Agents, the L/C Issuer and the Lenders, and their respective affiliates, agents, directors, officers and shareholders, harmless from and against any and all claims, expense, damage, loss or liability incurred by such indemnified parties (including all costs of legal representation incurred by such indemnified parties) relating to (a) any Release or threatened Release of Hazardous Materials on the Real Property; (b) any violation of any Environmental Laws with respect to conditions at the Real Property or the operations conducted thereon; or (c) the investigation or remediation of offsite locations at which the Borrowers, or their predecessors are alleged to have directly or indirectly Disposed of Hazardous Materials.  It is expressly acknowledged by the Borrowers that this covenant of indemnification shall survive any foreclosure or any modification, release or discharge of any or all of the Security Documents or the payment of the Loans and shall inure to the benefit of the Agents and the Lenders and their respective successors and assigns.

6.12                        Further Assurances.   The Borrowers will cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement.

6.13                        Notice of Potential Claims or Litigation.   The Borrowers shall deliver to the Lenders and the Administrative Agent, within thirty (30) days of receipt thereof, written notice of the initiation of any action, claim, complaint, or any other notice of dispute or potential litigation (including without limitation any alleged violation of any Environmental Law), wherein the potential liability is in excess of $2,500,000, or could otherwise reasonably be expected to have a Material Adverse Effect, together with a copy of each such notice received by any Borrower.

6.14                        Notice of Certain Events Concerning Insurance and Environmental Claims.

(a)                                  The Borrowers will provide the Lenders and the Agents with written notice as to any material cancellation or material adverse change in any insurance of any of the Borrowers within ten (10) Business Days after such Borrower’s receipt of any notice (whether formal or informal) of such material cancellation or material change by any of its insurers.

(b)                                 The Borrowers will promptly notify the Lenders and the Agents in writing of any of the following events:

(i)                                     upon any Borrower’s obtaining knowledge of any violation of any Environmental Law which violation could have a Material Adverse Effect;

(ii)                                  upon any Borrower’s obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Materials at, from, or into the Real Property which could have a Material Adverse Effect;

(iii)                               upon any Borrower’s receipt of any notice of any material violation of any Environmental Law or of any Release or threatened Release of Hazardous Materials, including a notice or claim of liability or potential responsibility from any third party (including any federal, state, provincial, territorial or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) any Borrower’s or any Person’s operation of the Real Property, (B) the presence or Release of Hazardous Materials on, from, or into the Real Property, or (C) investigation or remediation of offsite locations at which any Borrower or its predecessors are alleged to have directly or indirectly Released Hazardous Substances, and, in each case, with respect to which the liability associated therewith could be reasonably expected to exceed the Threshold Amount; or

(iv)                              upon any Borrower’s obtaining knowledge that any expense or loss which individually or in the aggregate exceeds the Threshold Amount has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which any Borrower may be liable or for which a Lien may be imposed on the Real Property.

6.15                        Notice of Default.   The Borrowers will promptly notify the Lenders and the Administrative Agent in writing of the occurrence of any Default or Event of Default.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of Indebtedness, indenture or other obligation evidencing Indebtedness in excess of the Threshold Amount (including, without limitation, the Indenture) as to which any Borrower is a party or obligor, whether as principal or surety, the Borrowers shall forthwith give written notice thereof to the Lenders and the Administrative Agent, describing the notice of action and the nature of the claimed default.

6.16                        Closure and Post Closure Liabilities.   The Borrowers shall at all times adequately accrue, in accordance with GAAP, and fund, as required by applicable Environmental Laws, all closure and post closure liabilities with respect to the operations of the Borrowers and the Non-Borrower Subsidiaries.

6.17                        Subsidiaries.   The Parent shall at all times directly or indirectly through a Subsidiary own all of the Equity Interests of each Subsidiary (other than the Excluded Subsidiaries and NELS).

6.18                        Interest Rate Protection.   The Borrowers will, within ninety (90) days of the Closing Date, have a minimum aggregate amount of not less than 30% of the notional amount of Consolidated Total Funded Debt as of the Effective Date on a fixed rate long term basis (whether through Swap Contracts or as a result of having a fixed rate of interest by its terms) on terms and conditions reasonably acceptable to the Administrative Agent.

6.19                        Additional Borrowers.   To the extent that such creation or acquisition is permitted under this Agreement, all newly-created or newly-acquired Subsidiaries (other than Excluded Subsidiaries and Non-Borrower Subsidiaries) shall become Borrowers hereunder by, if applicable, signing allonges to the Notes, entering into a joinder and affirmation to this Agreement in substantially the form of Exhibit G attached hereto (a “Joinder Agreement”) providing that such Subsidiary shall become a Borrower hereunder, and providing such other documentation as the Lenders or the Administrative Agent may reasonably request including, without limitation, documentation with respect to conditions noted in Section 4.01 and 4.02 hereof.  In such event, the Administrative Agent is hereby authorized by the parties to amend Schedule 1 hereto to include such Subsidiary as a Borrower hereunder.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01                        Liens.   None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, create or incur or suffer to be created or incurred or to exist any Lien, of any kind upon any property or assets of any character (including, without limitation, any of the Collateral), whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than thirty (30) days after the same shall have become payable any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse, except as follows (the “Permitted Liens”):

(a)                                  Liens on property to secure Indebtedness permitted under Section 7.03(e) hereof, provided that such Liens (i) shall encumber only the specific equipment being financed or leased, (ii) shall not exceed the fair market value thereof and (iii) shall not encumber property with an aggregate value in excess of $40,000,000;

(b)                                 Liens to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue and government liens in existence less than 90 days from the date of creation thereof to secure taxes, assessments, charges, levies or claims being contested in good faith by appropriate proceedings if the applicable Borrower shall have set aside on its books adequate reserves with respect thereto;

(c)                                  Deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(d)                                 Liens of carriers, warehousemen, mechanics and materialmen, and other like liens, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

(e)                                  Encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of Real Property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which any Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the respective Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of such Borrower, which defects do not individually or in the aggregate have a material adverse effect on the business of such Borrower individually or of the Borrowers on a consolidated basis;

(f)                                    Liens existing as of the date hereof securing Indebtedness permitted under Section 7.03 hereof and listed on Schedule 7.01 hereto;

(g)                                 Liens granted pursuant to the Security Documents to secure the Obligations (including secured Obligations hereunder with respect to Fuel Derivatives Obligations with Lenders);

(h)                                 Liens granted to secure Indebtedness with respect to IRBs permitted pursuant to Section 7.03(o) only with respect to assets acquired and/or financed by such IRBs; and

(i)                                     Liens on the Equity Interests of the Excluded Subsidiaries.

7.02                        Investments.   None of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary) shall, directly or indirectly, make or permit to exist or to remain outstanding any other Investment other than (collectively, “Permitted Investments”):

(a)                                  Investments in obligations of the United States of America or Canada and agencies thereof and obligations guaranteed by the United States of America or Canada that are due and payable within one (1) year from the date of acquisition;

(b)                                 certificates of deposit, time deposits, bankers’ acceptances or repurchase agreements which are fully insured or are issued by commercial banks organized under the laws of the United States of America or any state thereof or Canada and having total assets in excess of $1,000,000,000;

(c)                                  commercial paper maturing not more than nine (9) months from the date of issue, provided that, at the time of purchase, such commercial paper is not rated lower than “P-1” by Moody’s or “A-1” by S&P;

(d)                                 Investments associated with insurance policies required or allowed by state or provincial law to be posted as financial assurance for landfill closure and post-closure liabilities;

(e)                                  Investments by any Borrower in any other Borrower;

(f)                                    Investments existing on the Closing Date and listed on Schedule 7.02 hereto;

(g)                                 any money market account, short-term asset management account or similar investment account maintained with one of the Lenders;

(h)                                 loans made to employees of any of the Borrowers in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(i)                                     Investments in the form of Permitted Acquisitions permitted pursuant to Section 7.04(a) hereof and Indebtedness permitted under Section 7.03 hereof; and

(j)                                     Investments after the Closing Date in Excluded Subsidiaries not to exceed in the aggregate $75,000,000 outstanding at any time;

(k)                                  Investments in the Insurance Subsidiary not to exceed $10,000,000 at any time outstanding; and

(l)                                     temporary Investments in De Minimis Subsidiaries made solely in connection with their liquidation or dissolution.

provided; that none of the Borrowers or Non-Borrower Subsidiaries shall make any Investment in any Excluded Subsidiary unless both before and after giving effect thereto there does not exist a Default or Event of Default and no Default or Event of Default would be created by the making of such Investment.

7.03                        Indebtedness.   None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, become in any way obligated under a guarantee or become or be a surety of, or otherwise create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Indebtedness, or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any undertaking or Indebtedness of any other Person, or incur any Indebtedness other than:

(a)                                  Indebtedness of the Borrowers to the Lenders, the L/C Issuer and the Administrative Agent arising under this Agreement and the Loan Documents;

(b)                                 Subject to Section 7.09, Seller Subordinated Debt not to exceed $15,000,000 in aggregate outstanding principal amount at any time;

(c)                                  Existing Indebtedness of the Borrowers with respect to loans and Capitalized Leases listed on Schedule 7.03 hereto, on the terms and conditions in effect as of the date hereof, together with any renewals, extensions or refinancings thereof on terms which are not materially different than those in effect as of the Closing Date;

(d)                                 Endorsements for collection, deposit or negotiation and warranties of products or services (including unsecured performance and payment bonds (“Performance Bonds”)), in each case incurred in the ordinary course of business;

(e)                                  Indebtedness of the Borrowers incurred in connection with the acquisition or lease of any equipment by the Borrowers under any Synthetic Lease, Capitalized Lease or other lease arrangement or purchase money financing; provided that the aggregate outstanding principal amount of such Indebtedness of the Borrowers (including Indebtedness of such type listed on Schedule 7.03) shall not exceed $40,000,000 at any time (excluding Indebtedness with respect to any Capital Leases that are landfill operating and management leases);

(f)                                    Indebtedness of the Borrowers to any of the Lenders or any of their Affiliates under fuel price swaps, fuel price caps, and fuel price collar or floor agreements, and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices with respect to fuel purchased in the ordinary course of business of the Borrowers (“Fuel Derivatives Obligations”), provided that the maturity of such agreements do not exceed thirty-six (36) months and the terms thereof are consistent with past practices of the Borrowers;

(g)                                 Indebtedness of the Borrowers in respect of non-speculative Swap Contracts on terms consistent with past practices of the Borrowers (other than those described in subsection (f) above);

(h)                                 Other unsecured Indebtedness incurred in connection with the acquisition by the Borrowers of real or personal property, including any Indebtedness incurred with respect to non-compete payments in connection with such acquisition(s), provided that the aggregate outstanding principal amount of such Indebtedness of the Borrowers shall not exceed $15,000,000 at any time;

(i)                                     Intercompany Indebtedness among the Borrowers and the Non-Borrower Subsidiaries;

(j)                                     Indebtedness with respect to mandatory redemption obligations as set forth in the Series A Certificate and accrued dividends on the Borrower’s preferred stock; provided that no Restricted Payments shall be made with respect to such Indebtedness during the term of this Agreement except as set forth in Section 7.06 hereof, or as otherwise permitted by the prior written consent of the Required Lenders;

(k)                                  Senior Subordinated Debt not to exceed $350,000,000 in aggregate principal amount;

(l)                                     Surety and similar bonds and completion bonds and bid guarantees provided by or issued on behalf of the Borrowers with respect to the closure, final-closure and post-closure liabilities related to landfills owned or operated by the Borrowers; provided that the aggregate amount of such Indebtedness shall not exceed $150,000,000 at any time outstanding;

(m)                               Indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the Permitted Acquisitions or permitted dispositions of Equity Interests or assets of the Borrowers; provided that the maximum aggregate liability in respect of all such obligations shall at no time exceed the gross proceeds, including non-cash proceeds, (the fair market value of such non-cash proceeds being measured at the time received or paid and without giving effect to any subsequent changes in value) actually received or paid by the Borrowers in connection with such Permitted Acquisition or disposition;

(n)                                 [Reserved]

(o)                                 Indebtedness with respect to IRBs, provided that, other than with respect to L/C Supported IRBs, such Indebtedness shall not exceed $100,000,000 at any time outstanding;

(p)                                 Guarantees of Indebtedness permitted pursuant to this Section 7.03(a) to (o) made by any of the Borrowers, provided that the amount of such guarantees does not exceed the amount of the underlying Indebtedness and that any guarantees of Subordinated Debt are equally subordinated; and

(q)                                 Guarantees of Indebtedness of the Excluded Subsidiaries not exceeding $35,000,000 in the aggregate.

7.04                        Mergers; Consolidation; Sales.

(a)                                  Mergers and Acquisitions. None of the Borrowers or Foreign Subsidiaries shall, directly or indirectly, become a party to any merger, amalgamation, or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices or the acquisition of Excluded Subsidiaries permitted under Section 7.02(j)) except the merger or consolidation of, or asset or stock acquisitions between Borrowers and except as otherwise provided in this Section 7.04(a).  The Borrowers and the Foreign Subsidiaries may purchase or otherwise acquire all or substantially all of the assets or stock or other equity interests of any other Person (a “Permitted Acquisition”) provided that:

(i)                                     the Borrowers are in current compliance with and, giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with all of its covenants and agreements contained in this Agreement, including the financial covenants in Section 7.11 hereof on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement;

(ii)                                  at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;

(iii)                               the business to be acquired is predominantly in the same lines of business as the Borrowers, or businesses reasonably related or incidental thereto (e.g., non-hazardous solid waste collection, transfer, hauling, recycling, or disposal);

(iv)                              the business to be acquired operates predominantly in the United States or Canada;

(v)(A) in the case of an asset acquisition, all of the assets acquired shall be acquired by an existing Borrower or a newly-created wholly-owned Subsidiary of the Parent, which, if it is a U.S. Subsidiary, shall become a Borrower hereunder in accordance with Section 6.19, and 100% of its Equity Interests and its assets shall be pledged simultaneously with such acquisition to the Administrative Agent for the benefit of the Lenders and the Agents, (B) in the case of an acquisition of Equity Interests of a U.S. company, the acquired company, simultaneously with such acquisition, shall become a Borrower in accordance with Section 6.19 and 100% of its Equity Interests and its assets shall be pledged simultaneously with such acquisition to the Administrative Agent for the benefit of the Lenders and the Administrative Agent or the acquired company shall be merged or amalgamated with and into a wholly-owned Subsidiary that is a Borrower and such newly-acquired or newly-created Subsidiary shall otherwise comply with the provisions of Section 6.19 hereof; or (C) in the case of acquisition of Equity Interests of a foreign Person that, in connection therewith, becomes a Foreign Subsidiary, the acquiring Borrower shall pledge 65% of the Equity Interests of such Foreign Subsidiary simultaneously with such acquisition to the Administrative Agent for the benefit of the Lenders and the Administrative Agent.

(vi)                              if the total consideration in connection with any such acquisition, including the aggregate amount of all liabilities assumed, but excluding the payment of all fees and expenses relating to such purchase, exceeds the Threshold Amount (a “Material Acquisition”), then not later than seven (7) days prior to the proposed acquisition date, the Borrowers shall furnish the Administrative Agent with (i) a copy of the purchase agreement, (ii) its audited (if available, or otherwise unaudited) financial statements for the preceding two (2) fiscal years or such shorter period of time as such entity or division has been in existence, (iii) a summary of the Borrowers’ results of their standard due diligence review, (iv) in the case of a landfill acquisition or if the target company owns a landfill, a review by a Consulting Engineer and a copy of the Consulting Engineer’s report, (v) a Compliance Certificate demonstrating compliance with Section 7.11 hereof on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement, (vi) written evidence that the board of directors and (if required by Applicable Law) the shareholders, or the equivalent thereof, of the business to be acquired have approved such acquisition, and (vii) such other information as the Administrative Agent may reasonably request, which in each case shall be in form and substance acceptable to the Administrative Agent;

(vii)                           the board of directors and (if required by Applicable Law) the shareholders, or the equivalent thereof, of the business to be acquired shall have approved such acquisition;

(viii)                        if such acquisition is made by a merger or amalgamation, a Borrower, or a wholly-owned Subsidiary of the Parent (which may be the acquired company) which shall become a Borrower in connection with such merger, shall be the surviving entity, except with respect to an Excluded Subsidiary or Non-Borrower Subsidiary; provided, that if the surviving entity is a Foreign Subsidiary, the applicable Borrower shall pledge 65% of the Equity Interests of such Foreign Subsidiary simultaneously with such merger or amalgamation to the Administrative Agent for the benefit of the Lenders and the Administrative Agent; and

(ix)                                cash consideration to be paid by any Borrower in connection with any acquisition or series of related acquisitions (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Indebtedness assumed or, in the case of an acquisition of Equity Interests, including all Indebtedness of the target company) shall not exceed $20,000,000 without the consent of the Administrative Agent and the Required Lenders.

(b)                                 Dispositions of Assets. Except as otherwise provided in this Section, none of the Borrowers or the Foreign Subsidiaries shall, directly or indirectly, become a party to or agree to or effect any disposition of assets; provided that, subject to any mandatory repayment provisions in respect of the Term B Loan set forth in the Conforming Amendment, so long as no Default or Event of Default has occurred and is continuing, during the term of this Agreement, the Borrowers and the Foreign Subsidiaries may (i) sell or transfer assets (including in connection with an asset swap) or Equity Interests having an aggregate fair market value not in excess of 5% of Consolidated Total Assets (the “Basket”), for fair and reasonable value, as determined by the board of directors of the Parent in good faith and evidenced by a resolution of such directors which shall be delivered by the Parent to the Administrative Agent prior to the consummation of such sale or transfer, and, in the case of an asset swap, so long as such asset swap in the reasonable business judgment of the Parent does not have a Material Adverse Effect and (ii) sell the Equity Interests or assets of the Specified Entities.  Notwithstanding the foregoing, the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets or assets that are no longer useful, in each case in the ordinary course of business consistent with past practices, are permitted hereunder without being charged against the Basket.

(c)                                  Notwithstanding anything to the contrary in this Section 7.04, the Borrowers and the Foreign Subsidiaries may merge, amalgamate or liquidate any De Minimis Subsidiaries.

7.05                        Reserved.

7.06                        Restricted Payments.   None of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary) shall, directly or indirectly, make any Restricted Payments except that, (a) any Subsidiary may declare or pay Distributions to the Parent or its own parent, (b) the Parent may cause quarterly Distributions on its preferred stock (including the Series A Preferred Stock) to accrue and be added to the liquidation value of such preferred stock, (c) the Parent may convert all or a portion of the Series A Preferred Stock into shares of its common stock; provided, however, that such conversion shall not be made unless permitted under the terms of the Senior Subordinated Debt Documents, (d) NELS may make ratable distributions to its equity holders and make payments under contracts or other arrangements entered into with any of its equity holders, and (e) provided no Default or Event of Default shall have occurred and be continuing, the Parent may pay cash Distributions not to exceed $3,500,000 per fiscal year in connection with the Series A Preferred Stock.  In addition, except as otherwise expressly permitted in this Section, the Borrowers shall not prepay, redeem, convert, retire, repurchase or otherwise acquire shares of any class of Equity Interests of the Borrowers or Non-Borrower Subsidiaries without the prior written consent of the Administrative Agent and the Required Lenders, provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Parent shall be permitted to:

(i)                                     redeem the Series A Preferred Stock for a price not to exceed $77,000,000 so long as, after giving effect to the redemption and any Borrowing incurred to accomplish such redemption on a pro forma basis, the ratio of (A) Consolidated Total Funded Debt as of such date to (B) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending prior to such date shall not exceed 4.50:1.00; and

(ii)                                  repurchase its common stock for a maximum aggregate amount of $30,000,000 during the period from the Closing Date to the Maturity Date (or such earlier date as the Commitments are terminated pursuant to the terms hereunder) so long as, after giving effect to any Borrowing incurred to accomplish such repurchase on a pro forma basis, the ratio of (A) Consolidated Total Funded Debt as of such date to (B) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending prior to such date shall not exceed 4.00:1.00.

7.07                        Change in Nature of Business.   None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and Non-Borrower Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08                        Transactions with Affiliates.   None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, enter into any transaction of any kind with any Affiliate (other than for services as employees, officers and directors of any of the Borrowers or Non-Borrower Subsidiaries), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrowers or Non-Borrower Subsidiaries as would be obtainable by the Borrowers or Non-Borrower Subsidiaries at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09                        Burdensome Agreements; Negative Pledges.   None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, enter into any Contractual Obligation (other than this Agreement, any other Loan Document or the Senior Subordinated Debt Documents) that limits the ability (a) of any Subsidiary (other than the Excluded Subsidiaries or the Insurance Subsidiary) to make Restricted Payments to the Parent or to otherwise transfer property to the Parent, or (b) of any of the Borrowers or Non-Borrower Subsidiaries (other than the Insurance Subsidiary) to create, incur, assume or suffer to exist Liens in favor of the Administrative Agent on property of such Person; provided, however, that this clause (ii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) hereof solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

7.10                        Use of Proceeds.   None of the Borrowers shall use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB), except as set forth in section 5.04 (provided it is not in violation of Regulation U of the FRB), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or for any purpose other than as set forth in Section 5.04 hereof.

7.11                        Financial Covenants.

For the avoidance of doubt, notwithstanding anything to the contrary in the Agreement, it is understood that the following financial covenants shall be calculated exclusive of the assets, liabilities (except for liabilities of the Excluded Subsidiaries that are recourse to the Borrowers), net worth and operations of the Excluded Subsidiaries.

(a)                                  Interest Coverage Ratio.  As at the end of any fiscal quarter, the Borrowers shall not permit the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ending to (b) Consolidated Total Interest Expense for such period to be less than 2.75:1.00.

(b)                                 Consolidated Total Funded Debt to Consolidated EBITDA.  As at the end of any fiscal quarter, the Borrowers shall not permit the ratio of (a) Consolidated Total Funded Debt as of such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ending to exceed 4.75:1.00.

(c)                                  Consolidated Senior Funded Debt to Consolidated EBITDA.  As at the end of any fiscal quarter, the Borrowers shall not permit the ratio of (a) Consolidated Senior Funded Debt as of such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ending to exceed 3.00:1.00.

(d)                                 Consolidated Net Worth. The Borrowers shall not permit Consolidated Net Worth at any time to be less than the sum of (a) $152,000,000 plus (b) on a cumulative basis, fifty percent (50%) of positive Consolidated Adjusted Net Income (after the payment of dividends with respect to Series A Preferred Stock) for each fiscal quarter beginning with the fiscal quarter ended April 30, 2005, plus (c) one hundred percent (100%) of the proceeds of any sale by the

Borrowers after the Closing Date of (i) Equity Interests issued by the Borrowers (other than to a Borrower), or (ii) warrants or subscription rights for Equity Interests issued by the Borrowers (other than to a Borrower).  The parties hereto agree that this covenant shall be adjusted by the Administrative Agent upon the occurrence of any of the following events or dates, as applicable, to account for the reduction, if any, in Consolidated Net Worth resulting from such transaction or occurrence, as applicable: (A) the earlier to occur of (i) the first day of the second fiscal quarter of the Borrowers commencing on or about August 1, 2006, or (ii) the Borrowers’ redemption of the Series A Preferred Stock, or (B) any repurchases by the Parent of its common stock as permitted pursuant to Section 7.06 hereof, to reflect the change in Consolidated Net Worth as a result of any such occurrence.

(e)                                  Capital Expenditures.  Permit, as at the end of any fiscal year, the amount of Capital Expenditures (excluding any Permitted Acquisitions) made by the Borrowers for the period of 12 consecutive months then ended to exceed 1.75 multiplied by the sum of depreciation and landfill amortization expense for such 12-month period (calculated in accordance with GAAP).

7.12                        Sale and Leaseback.   None of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary) shall, directly or indirectly, enter into any arrangement, directly or indirectly, whereby any Borrower or any such Non-Borrower Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property which such Borrower or any such Non-Borrower Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, without the prior written consent of the Required Lenders.

7.13                        No Other Senior Debt.   None of the Borrowers or the Non-Borrower Subsidiaries (a) have designated, or will designate, any Indebtedness of the Borrowers or the Non-Borrower Subsidiaries as “Designated Senior Debt” for purposes of (and as defined in) the Indenture, other than the Obligations, and (b) have “Senior Debt” as such term is defined in the Indenture other than the Obligations and any Indebtedness permitted under Section 7.03 which ranks pari passu with the Obligations.

7.14                        Actions Otherwise Prohibited By Subordinated Debt.   Notwithstanding anything contained in this Article VII that permits the Borrowers or any of their Subsidiaries to enter into transactions or take certain actions, the Borrowers shall not enter into such transactions or take such actions if otherwise prohibited from so doing by the terms of the Senior Subordinated Debt outstanding from time to time.

7.15                        Employee Benefit Plans.   None of the Borrowers or any ERISA Affiliate shall, directly or indirectly:

(a)                                  engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any Borrower; or

(b)                                 permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)                                  fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any Borrower pursuant to §302(f) or §4068 of ERISA; or

(d)                                 amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e)                                  permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

The Borrowers will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to the Lenders a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Lenders any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, or 4245 of ERISA.

7.16                        Prepayments of Certain Obligations; Modifications of Subordinated Debt.   None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, (a) amend, supplement or otherwise modify the terms of any Subordinated Debt; provided, that the Borrowers may amend, supplement or otherwise modify the terms of any Seller Subordinated Debt with the consent of the Administrative Agent if, in the judgment of the Administrative Agent, such amendments, supplements or modifications do not adversely effect the rights of the Lenders, (b) prepay, redeem or repurchase or issue any notice or offer of redemption with respect to, elect to make, or effect, a defeasance with respect to, or take any other action which would require the Borrowers or any of their Subsidiaries to, prepay, redeem or repurchase any of the Subordinated Debt, (c) make any payments with respect to any Seller Subordinated Debt other than scheduled payments of principal and interest as and to the extent permitted under the applicable Subordination Agreements, provided that no Default or Event of Default shall have occurred or be continuing on the date of such payment, nor would be created by the making of such payment, or (d) make any payments with respect to any Senior Subordinated Debt other than (i) scheduled payments of interest as and to the extent permitted under the Indenture or (ii) payments of principal made from the proceeds of equity offerings after the Closing Date, provided, in each case, that no Default or Event of Default shall have occurred or be continuing on the date of such payment, nor would be created by the making of such payment.

7.17                        Upstream Limitations.   None of the Borrowers shall enter into any agreement, contract or arrangement (excluding this Agreement, the other Loan Documents and the Indenture) restricting the ability of (i) the Borrowers to amend or modify this Agreement or any other Loan Document, or (ii) any Borrower to pay or make dividends or distributions in cash or kind to any Borrower or to make loans, advances or other payments of whatsoever nature to any Borrower or to make transfers or distributions of all or any part of such Borrower’s assets to a Borrower; in each case other than (x) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under Section 7.03(e), and (y) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Borrower in the ordinary course of its business.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.   If any of the following events (“Events of Default”) shall occur:

(a)                                  if the Borrowers shall fail to pay any principal of the Loans or any L/C Obligation hereunder when the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(b)                                 if the Borrowers shall fail to pay any interest or fees or other amounts owing hereunder within five (5) Business Days after the same shall become due and payable whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(c)                                  if the Borrowers shall fail to comply with any of the covenants contained in Sections 6.01, 6.04, 6.05, 6.10, 6.11, 6.13, 6.15, 6.19 or Article VII hereof;

(d)                                 if the Borrowers shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in subsections (a), (b), and (c) above) within thirty (30) days after written notice of such failure has been given to the Borrowers by the Lenders;

(e)                                  if any representation or warranty contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or repeated;

(f)                                    if any Borrower or Non-Borrower Subsidiary shall fail to pay at maturity, or within any applicable period of grace, any and all obligations for borrowed money or any guaranty with respect thereto or credit received or in respect of any Capitalized Leases, Synthetic Leases or Swap Contracts, in each case, in an aggregate amount greater than the Threshold Amount (including, without limitation, the Indebtedness evidenced by the Indenture), or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount greater than the Threshold Amount (including, without limitation, the Indenture) for such period of time as would permit, assuming the giving of appropriate notice if required, the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(g)                                 if any Borrower or Non-Borrower Subsidiary makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator, receiver or receiver/manager of any Borrower or Non-Borrower Subsidiary or of any substantial part of the assets of any Borrower or Non-Borrower Subsidiary or commences any case or other proceeding relating to any Borrower or Non-Borrower Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing, or if any such petition or application is filed or any such case or other proceeding is commenced against any Borrower or Non-Borrower Subsidiary and any Borrower or Non-Borrower Subsidiary indicates its approval thereof, consent thereto or acquiescence therein;

(h)                                 a decree or order is entered appointing any such trustee, custodian, liquidator, receiver or receiver/manager or adjudicating any Borrower or Non-Borrower Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower or Non-Borrower Subsidiary in an involuntary case under federal bankruptcy laws as now or hereafter constituted, and such decree or order remains in effect for more than sixty (60) days, whether or not consecutive;

(i)                                     if there shall remain in force, undischarged, unsatisfied and unstayed, for more than forty-five (45) days, whether or not consecutive, any final judgment against any Borrower or Non-Borrower Subsidiary which, with other outstanding final judgments, against the Borrowers and Non-Borrower Subsidiaries exceeds in the aggregate the Threshold Amount after taking into account any undisputed insurance coverage;

(j)                                     any Borrower or Non-Borrower Subsidiary or any ERISA Affiliate incurs any liability to the PBGC or similar Canadian authorities or a Guaranteed Pension Plan (or any corresponding plan described in any Applicable Canadian Pension Legislation) pursuant to Title IV of ERISA in an aggregate amount exceeding the Threshold Amount, or any Borrower or Non-Borrower Subsidiary or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding the Threshold Amount, or any of the following occurs with respect to a Guaranteed Pension Plan (or any corresponding plan described in any Applicable Canadian Pension Legislation): (i) an ERISA Reportable Event or similar event under Applicable Canadian Pension Legislation, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of any Borrower or Non-Borrower Subsidiary to the PBGC, similar Canadian authorities or such Plan in an aggregate amount exceeding the Threshold Amount and (B) could constitute grounds for the termination of such Plan by the PBGC or similar Canadian authorities, for the appointment by the appropriate United States District Court or Canadian Court of a trustee to administer such Plan or for the imposition of a lien in favor of such Plan; or (ii) the appointment by a United States District Court or Canadian Court of a trustee to administer such Plan; or (iii) the institution by the PBGC or similar Canadian authorities of proceedings to terminate such Plan;

(k)                                  if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrowers or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)                                     any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common stock of the Parent (other than Berkshire Partners LLC); or, during any period of twelve consecutive calendar months, individuals who were directors of the Parent on the first day of such period shall cease to constitute a majority of the board of directors of the Parent;

(m)                               a “Change of Control” as defined in the Series A Certificate shall occur; or

(n)                                 a “Change of Control” as defined in the Indenture or other Senior Subordinated Debt Document shall occur;

then, and in any such event, so long as the same may be continuing, the Administrative Agent shall upon the request of the Required Lenders, by notice in writing to the Borrowers, declare all amounts owing with respect to this Agreement and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in Section 8.01(g) or (h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

8.02                        Remedies Upon Event of Default.   If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.   After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

Second, to all other Obligations pari passu among the Administrative Agent and the Lenders; provided, however, that (i) distributions shall be made with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders on a pro rata basis, and (ii) the Administrative Agent shall make proper allowance to take into account any L/C Obligations not then due and payable;

Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

Fourth, the excess, if any, after all Obligations have been indefeasibly paid in full, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

Subject to Section 2.03(c), any amounts used to Cash Collateralize the aggregate Maximum Drawing Amount shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.   Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

9.02                        Rights as a Lender.   The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.   The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.   The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.   The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                        Resignation of Administrative Agent.   The Administrative Agent may resign at any time by giving sixty (60) days’ prior written notice thereof to the Lenders and the Borrowers.

Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Lender Agent, which shall be a financial institution which shall be a financial institution having a rating of not less than “A” or its equivalent by S&P.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.  Any new Administrative Agent appointed pursuant to this Section shall immediately issue new Letters of Credit in place of Letters of Credit previously issued by the resigning Administrative Agent, or otherwise make arrangements to Cash Collateralize or to provide a backing Letter of Credit to the satisfaction of the resigning Administrative Agent.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.   Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.   Anything herein to the contrary notwithstanding, none of the Bookrunners or Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim.   In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03, 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                        Collateral Matters.   The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(a);

(c)                                  to release any Borrower from its Obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property or to release a Borrower or its property from its obligations hereunder pursuant to this Section; provided, however, that such confirmation shall not be a condition to such release.

ARTICLE X.
MISCELLANEOUS

10.01                 Amendments, Etc.   No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or applicable Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (it being understood that any vote to rescind any acceleration of amounts owing with respect to the Loans and other Obligations shall only require the approval of the Required Lenders);

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)                                  change Section 2.13, section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; and

(g)                                 other than pursuant to a transaction permitted by the terms of this Agreement, release (A) all or substantially all of the Collateral (excluding, if any Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders) or (B) any Borrower from its Obligations.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02                 Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, the Excluded Subsidiaries, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrowers Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, breach in bad faith of the Administrative Agent’s obligations under this subsection (c) or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, the Excluded Subsidiaries, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Administrative Agent, the L/C Issuer, the Swing Line Lender and each of the Borrowers may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers, jointly and severally, shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies.   No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrowers.  The Borrowers, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any of the Borrowers, or any Environmental Liability related in any way to any of the Borrowers, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any of the Borrowers against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, none of the parties hereto shall assert, and each of the parties hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.   To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, and to the extent permitted by law, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with, and subject to the limitations in, the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrowers and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01 (other than under Section 10.10(a) and (b)) that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Special Purpose Funding Vehicle.  Notwithstanding anything to the contrary contained in this Section, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time delivered by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement, provided that (a) nothing herein shall constitute a commitment to make any Loan by any SPC, (b) the Granting Lender’s obligations under this Agreement shall remain unchanged, (c) the Granting Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and (d) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any expense reimbursement, indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPC and (ii) the Maturity Date, (or, as applicable, any maturity date relating to the Term B Loan), it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (A) with notice to, but (except as specified below) without the prior written consent of, the Borrowers or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (B) disclose on a confidential basis any non-public information relating to its Loans (other than financial statements referred to in Sections 5.05 and 6.04) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.  In no event shall the Borrowers be obligated to pay to an SPC that has made a Loan any greater amount than the Borrowers would have been obligated to pay under this Agreement if the Granting Lender had made such Loan.  An amendment to this Section 10.06(h) without the written consent of an SPC shall be ineffective insofar as it alters the rights and obligations of such SPC.

10.07                 Treatment of Certain Information; Confidentiality.   Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Excluded Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Laws, including Federal and state securities laws.

Notwithstanding the foregoing, unless specifically prohibited by Applicable Law or court order, each of the Lenders, the L/C Issuer and the Administrative Agent shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender, the L/C Issuer or the Administrative Agent by such governmental agency) or pursuant to legal process.

10.08                 Right of Setoff.   If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any of the Borrowers against any and all of the obligations of any of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of any of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.   Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Laws (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.   This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties.   All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Lender or any Term B Lender may have had notice or knowledge of any Default at the time of any Credit Extension unless notice of Default in accordance with Section 6.15 has been received and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                 Concerning Joint and Several Liability of the Borrowers

(a)                                  Each of the Borrowers is accepting joint and several liability for all of the Obligations in consideration of the financial accommodations to be provided by the Administrative Agent, the L/C Issuer and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations of the Borrowers.

(b)                                 Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations of the Borrowers (including, without limitation, any Obligations arising under this Section), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)                                  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each of the Borrowers under the provisions of this Section 10.12 constitute full recourse obligations of each such Borrower enforceable against each such Borrower to the full extent of its properties and assets, to the fullest extent permitted by Applicable Law, irrespective of the validity, regularity or enforceability of this Agreement against any other Borrower or any other circumstance whatsoever.

(e)                                  Except as otherwise expressly provided in this Agreement, each of the Borrowers, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the L/C Issuer or the Lenders under or in respect of any of the Obligations, and, generally, to the extent permitted by Applicable Law and except as to notices expressly provided for in the Loan Documents, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower, to the fullest extent permitted by Applicable Law, hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally.  Each of the Borrowers, to the fullest extent permitted by Applicable Law, hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders, the Administrative Agent or the L/C Issuer at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders, the Administrative Agent or the L/C Issuer in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers.  Without limiting the generality of the foregoing, to the fullest extent permitted by law, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lenders, the Administrative Agent or the L/C Issuer with respect to the failure by any of the Borrowers to comply with any of its respective Obligations including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this Section, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this Section shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each of the Borrowers under this Section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the other Borrowers, the Lenders, the Administrative Agent or the L/C Issuer.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the other Borrowers, the Lenders, the Administrative Agent or the L/C Issuer.

(f)                                    To the extent any Borrower makes a payment hereunder in excess of the aggregate amount of the benefit received by such Borrower in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Borrower, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other Borrower such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Borrower to the total Benefit Amount received by all Borrowers, and the right to such recovery shall be deemed to be an asset and property of such Borrower so funding; provided, that each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the

Lenders or the Administrative Agent hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(g)                                 Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders, the L/C Issuer or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders, the L/C Issuer or either Agent hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(h)                                 Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrences and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness before payment in full in cash of the Obligations, such amounts shall be collected, enforced, received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the relevant Lenders (in accordance with each such Lender’s Commitment) to be applied to repay (or be held as security for the repayment of) the Obligations.

(i)                                     The provisions of this Section 10.12 are made for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Borrowers as often as the occasion therefor may arise and without requirement on the part of the Administrative Agent, the L/C Issuer or the Lenders first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 10.12 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the

Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent, the L/C Issuer or the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers or is repaid in good faith settlement of a pending or threatened avoidance claim, or otherwise, the provisions of this Section 10.12 will forthwith be reinstated in effect, as though such payment had not been made.

(j)                                     Each of the Borrowers hereby appoints the Parent, and the Parent hereby agrees, to act as its representative and authorized signor with respect to any notices, demands, communications or requests under this Agreement or the other Loan Documents, including, without limitation, with respect to Committed Loan Notice, Letter of Credit Application and Compliance Certificates and pursuant to Section 10.02 of this Agreement.

(k)                                  It is the intention and agreement of the Borrowers and the Lenders that the obligations of the Borrowers under this Agreement shall be valid and enforceable against the Borrowers to the maximum extent permitted by Applicable Law.  Accordingly, if any provision of this Agreement creating any obligation of the Borrowers in favor of the Lenders shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Borrowers and the Lenders that any balance of the obligation created by such provision and all other obligations of the Borrowers to the Lenders created by other provisions of this Credit Agreement shall remain valid and enforceable.  Likewise, if by final order a court of competent jurisdiction shall declare any sums which the Lenders may be otherwise entitled to collect from the Borrowers under this Credit Agreement to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to the Borrowers’ obligations under this Agreement, it is the stated intention and agreement of the Borrowers and the Lenders that all sums not in excess of those permitted under such Applicable Law shall remain fully collectible by the Lenders from the Borrowers.

10.13                 Severability.   If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.14                 Replacement of Lenders.   If any Lender requests compensation under Section 3.04 or is unable to lend under Section 3.02, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.15                 Collateral Security.

(a)                                  The Obligations shall be secured by (a) a perfected (except in Real Property and motor vehicles) first-priority security interest (subject to Permitted Liens entitled to priority under Applicable Law) in all assets of each Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Agreement to which each Borrower is a party; (b) a pledge of 100% of the capital stock or other Equity Interests of such Borrowers (other than the Parent) and of the Non-Borrower Subsidiaries (other than NELS) to the Administrative Agent on behalf of the Lenders and the Agents pursuant to the Pledge Agreement; and (c) a pledge of 65% of the capital stock or other Equity Interests of each Foreign Subsidiary; provided that the Borrowers hereby agree, upon the request of the Administrative Agent and the Required Lenders, to deliver, as promptly as practicable, but in any event within sixty (60) days, titles to motor vehicles and mortgages with respect to Real Property and take such other steps as may be reasonably requested (including, without limitation, the delivery of legal opinions, Consulting Engineer’s reports and title insurance) so as to provide the Administrative Agent, for the benefit of the Lenders and the Agents, a perfected first-priority security interest in such assets.

(b)                                 The Borrowers hereby acknowledge that (i) any and all Uniform Commercial Code financing statements (together with all rights thereunder) filed in connection with the Existing Credit Agreement naming Fleet National Bank, as secured party, and such Borrower, as debtor, have been, or simultaneously herewith are being, assigned to the Administrative Agent and shall be effective to perfect the Administrative Agent’s security interest granted by such Borrower pursuant to the Loan Documents to the extent that such security interest may be perfected by the filing of Uniform Commercial Code financing statements and (ii) such prior filings represent pre-filings of Uniform Commercial Code financing statements for purposes of so perfecting the security interest granted by the Borrowers under the Loan Documents.  Until all of the Obligations have been finally paid and satisfied in full, the provisions of this Section shall continue to apply, and such filings shall continue to be effective and not subject to any right of termination in respect of the security interests granted herein, whether any obligations under the Existing Credit Agreement are to be discharged with the proceeds of any of the Loans or are to continue independently or otherwise.

(c)                                  In the event the Borrowers dispose of any assets as permitted hereunder, the Administrative Agent will, at the Borrowers’ sole cost and expense, execute and deliver all such forms, releases, discharges, assignments, termination statements, and similar documents as the Borrowers may reasonably request in order to release the Liens granted to the Administrative Agent with respect to such assets.

10.16                 Existing Credit Agreement Superseded.

(a)                                  Existing Credit Agreement Superseded.  On the Closing Date, this Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section.  On the Closing Date, the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents, the “Loans” as defined in the Existing Credit Agreement shall be converted to Loans as defined herein and the Existing Letters of Credit issued by the Issuing Lender (as defined in the Existing Credit Agreement) for the account of the Borrowers prior to the Closing Date shall be deemed to be Letters of Credit under this Credit Agreement, and shall bear interest and be subject to such other fees as set forth in this Agreement.

(b)                                 Interest and Fees under Superseded Agreement.  All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date (including any breakage fees in respect of Eurodollar Rate Loans as defined therein) shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid on the Closing Date.

10.17                 Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS.

(b)                                 SUBMISSION TO JURISDICTION.  EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF MASSACHUSETTS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MASSACHUSETTS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO

AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.18                 Waiver of Jury Trial.   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19                 USA PATRIOT Act Notice.   Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a sealed instrument as of the date first above written.

[BORROWERS]

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender, L/C
Issuer and Swing Line Lender

By:
Name:
Title:

[OTHER LENDERS]

Bank of America, N.A., as Administrative Agent

By:	/s/ Carol Alm
Name:	Carol Alm
Title:	Assistant Vice President

Signature Page to Amended and Restated Credit Agreement
for Casella Waste Systems, Inc. and Certain of its Subsidiaries

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Maria F. Maia
Name:	Maria F. Maia
Title:	Managing Director

Citizens Bank of Massachusetts

By:	/s/ Cindy Chen
Name:	Cindy Chen
Title:	Vice President

Sovereign Bank

By:	/s/ Walter J. Marullo
Name:	Walter J. Marullo
Title:	Senior Vice President

CALYON NEW YORK BRANCH

By:	/s/ Dianne M. Scott
Name:	Dianne M. Scott
Title:	Managing Director

By:	/s/ F. Frank Herrera
Name:	F. Frank Herrera
Title:	Director

Wachovia Bank, N.A.

By:	/s/ John G. Taylor
Name:	John G. Taylor
Title:	Vice President

JPMorgan Chase Bank, N.A.

By:	/s/ William C. Dehmer
Name:	William C. Dehmer
Title:	Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Shaun R. Klienman
Name:	Shaun R. Kleinman
Title:	Vice President

Banknorth, N.A.

By:	/s/ E. Kirke Hart
Name:	E. Kirke Hart
Title:	Senior Vice President

NATIONAL CITY BANK

By:	/s/ Laura J. Rowley
Name:	Laura J. Rowley
Title:	Vice President

Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.

By:	/s/ Kelli O’Connell
Name:	Kelli O’Connell
Title:	Vice President

Raymond James Bank, FSB

By:	/s/ Thomas F. Macina
Name:	Thomas F. Macina
Title:	Senior Vice President

Comerica Bank

By:	/s/ Claudia Cassa
Name:	Claudia Cassa
Title:	Vice President